UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

WEST CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2016

Dear Fellow Stockholders:

We are pleased to invite you to the Annual Meeting of Stockholders of West Corporation (the “Annual Meeting”), to be held on May 17, 2016, at 10:00 a.m. Central time. This year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely via webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/WSTC2016.

The purpose of the Annual Meeting is to consider and take action on the following:

1.	To elect the three Class III director nominees named in this proxy statement for a term expiring at the 2019 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016;

3.	To provide an advisory vote to approve named executive officer compensation;

4.	To approve an amendment to the West Corporation Amended and Restated 2013 Employee Stock Purchase Plan; and

5.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to you via the Internet. In addition, we are using the SEC’s “Notice and Access” rules to provide stockholders with more options for receipt of these materials. Accordingly, unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or by telephone or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our Annual Meeting.

Holders of record of our common stock at the close of business on March 24, 2016 are entitled to notice of, and to vote at, the Annual Meeting. On or about April 7, 2016, we first mailed the Notice and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com) or, for stockholders who have already requested to receive a printed set of proxy materials, mailed this proxy statement, the accompanying proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2015. Stockholders of record may vote their shares by telephone, via the Internet, by signing, dating and mailing the proxy card in the envelope provided with the written proxy materials (if you receive your materials by mail), or by voting at our virtual stockholders meeting. Instructions regarding all methods of voting are contained in the Notice or on the proxy card that is included with this proxy statement (if you receive your materials by mail). If your shares of our common stock are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet proxies will depend on their voting procedures.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO ATTEND THE VIRTUAL ANNUAL MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET OR, IF YOU RECEIVED PAPER COPIES OF THE PROXY MATERIALS BY MAIL, YOU MAY ALSO VOTE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU ATTEND THE VIRTUAL MEETING. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING, YOU MAY VOTE AT THE MEETING IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

By Order of the Board of Directors,

Thomas B. Barker Chief Executive Officer and Chairman of the Board
April 7, 2016

Important Notice Regarding Internet Availability of Proxy Materials for the

2016 Annual Meeting to Be Held on May 17, 2016

Our proxy materials relating to our 2016 Annual Meeting (notice, proxy statement and annual report) are available at www.proxyvote.com.

WEST CORPORATION

11808 Miracle Hills Drive

Omaha, Nebraska 68154

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2016

We are pleased to invite you to the Annual Meeting of Stockholders of West Corporation (the “Annual Meeting”), to be held via webcast on May 17, 2016, at 10:00 a.m. Central time. This year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely via webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/WSTC2016.

INFORMATION CONCERNING SOLICITATION AND VOTING

On or about April 7, 2016, we mailed the Notice Regarding the Internet Availability of Proxy Materials (“Notice”) or, for stockholders who have already requested to receive a printed set of proxy materials, this proxy statement, the accompanying proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2015, to the stockholders of West Corporation, which is sometimes referred to in this proxy statement as “we,” “us,” “our,” “West” or the “Company,” in connection with the solicitation by our board of directors (the “Board of Directors” or “Board”) on behalf of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on May 17, 2016, at 10:00 a.m. Central time, and any postponement or adjournment thereof.

Matters to be Considered

At the Annual Meeting, stockholders will be asked to vote (i) to elect the three Class III director nominees named in this proxy statement for a term expiring at the 2019 Annual Meeting of Stockholders, (ii) to ratify the selection of the independent registered public accounting firm, (iii) to approve, on an advisory non-binding basis, the compensation paid to our named executive officers, and (iv) to approve an amendment to our Amended and Restated 2013 Employee Stock Purchase Plan. See the sections entitled “PROPOSAL 1—ELECTION OF DIRECTORS,” “PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” “PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION” and “PROPOSAL 4—AMENDMENT TO AMENDED AND RESTATED 2013 EMPLOYEE STOCK PURCHASE PLAN.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of our common stock as of the close of business on the record date, which was March 24, 2016, are entitled to notice of, and to vote at, the Annual Meeting. As of March 24, 2016, there were 84,271,285 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

Information About This Proxy Statement

Why you received this proxy statement. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares. If you own shares of our common stock in more than one account, such as individually or jointly with your spouse, you may receive more than one Notice relating to these proxy materials.

Voting by and Revocation of Proxies

Stockholders of record are requested to vote in one of four ways:

•	By telephone—You may use the toll-free telephone number shown in the Notice or on your proxy card (if you receive materials by mail);

•	Via the Internet—You may visit the Internet website indicated in the Notice or on your proxy card (if you receive materials by mail) and follow the on-screen instructions;

•	By mail—If you receive your materials by mail, you may date, sign and promptly return your proxy card by mail in the enclosed postage prepaid envelope; or

•	At the virtual meeting—If you attend the virtual Annual Meeting via the Internet, you may vote by following the instructions at www.virtualshareholdermeeting.com/WSTC2016.

We are able to distribute the annual report and proxy statement to stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address, eliminates the cost of sending these documents by mail and reduces the environmental impact associated with our Annual Meeting. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Alternatively, you may elect to receive all future annual reports and proxy statements by mail instead of viewing them via the Internet. To make an election, please log on to www.proxyvote.com and enter your control number. If you have enrolled for electronic delivery, you will receive an email notice of stockholder meetings. The email will provide links to our annual report and our proxy statement. These documents are in PDF format so you will need Adobe Acrobat ® Reader to view these documents online, which you can download for free by visiting www.adobe.com. The email will also provide a link to a voting website and a control number to use to vote via the Internet.

Voting instructions (including instructions for both telephonic and Internet voting) are provided in the Notice or on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located in the Notice or on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return a proxy card.

If a stockholder does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the virtual meeting and vote, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal. In addition, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretion to vote in their best judgment on such matter.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet), or by voting at the virtual meeting. Attendance at the virtual meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held through a bank, broker, fiduciary or custodian, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures.

Attending the Annual Meeting Online

We are having a completely virtual meeting of stockholders. Stockholders can view the Annual Meeting live via the Internet at: www.virtualshareholdermeeting.com/WSTC2016. Stockholders will need the control number provided on the Notice or proxy card to attend the Annual Meeting.

The webcast will start at 10:00 a.m. Central. We encourage you to access the Annual Meeting prior to the start time. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted on the meeting website.

Stockholders may vote and submit questions while attending the meeting on the Internet.

The webcast will be available for replay until midnight on May 31, 2016.

Quorum

The presence at the Annual Meeting, in person via the webcast or represented by proxy, of the holders of a majority of the voting power of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes (as such term is described below in the section entitled “Shares Held by Brokers”) will be counted toward the establishment of a quorum.

Required Votes

Proposal 1: Election of nominees named in this proxy statement as Class III directors. The affirmative vote of a majority of the votes cast with respect to the shares of common stock present in person via the webcast or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein as a Class III director (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). “Abstentions” and “broker non-votes” will not be counted as a vote cast either “for” or “against” a nominee’s election and thus will not affect the election of a nominee; provided, however, that in a Contested Election of Directors (as defined in the Second Amended and Restated Bylaws), directors shall be elected by a plurality of the votes cast on the election of directors (instead of by votes cast “for” or “against” a nominee).

Proposal 2: Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock present in person via the webcast or represented by proxy at the meeting and entitled to be voted thereon is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes, if any, will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal. We do not expect there to be any broker non-votes with respect to the proposal.

Proposal 3: Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the shares of common stock present in person via the webcast or represented by proxy at the meeting and entitled to be voted thereon is required to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 4: Approval of Amendment to our Amended and Restated 2013 Employee Stock Purchase Plan. The affirmative vote of a majority of the shares of common stock present in person via the webcast or represented by proxy at the meeting and entitled to be voted thereon is required to approve the proposed amendment to our Amended and Restated 2013 Employee Stock Purchase Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Other Matters. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Shares Held by Brokers

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on the ratification of the appointment of Deloitte & Touche LLP but will not be permitted to vote your shares on any of the other items. If you do not provide voting instructions on these items, including the election of the nominees named herein as directors, the shares will be treated as “broker non-votes” with respect to such items.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the Annual Meeting, including preparation, assembly, electronic posting, printing and mailing of this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders, in addition to any costs related to holding a virtual annual meeting. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies.

PROPOSAL 1—ELECTION OF DIRECTORS

In July 2015, the Board voted to increase its size to add an additional Board seat. The Board of Directors currently consists of the following nine directors: Mr. Lee Adrean, Mr. Thomas B. Barker, Mr. Donald M. Casey, Jr., Mr. Anthony J. DiNovi, Mr. Paul R. Garcia, Ms. Laura A. Grattan, Mr. Michael A. Huber,

Ms. Diane E. Offereins and Mr. Gregory T. Sloma. In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes of directors—Class I, Class II and Class III—with the term of the Class III directors expiring at the Annual Meeting. The terms of the Class I and Class II directors expire at the 2017 and 2018 Annual Meetings of Stockholders, respectively. The directors of each class shall be elected to hold office for staggered three-year terms.

In connection with the initial public offering of our shares of common stock, which was completed on March 27, 2013 (the “Offering” or “IPO”), we entered into an amended and restated stockholder agreement (the “Amended Stockholder Agreement”) with certain stockholders, including the investors related to Thomas H. Lee Partners, L.P. (“THL”), the investors related to Quadrangle Group LLC (“Quadrangle” and, together with THL, the “Former Sponsors”), and our founders, Gary L. West and Mary E. West, which replaced the stockholder agreement executed in connection with our recapitalization completed on October 24, 2006 (the “Recapitalization”). The Amended Stockholder Agreement provides that certain of our stockholders have the right to designate director nominees to our Board of Directors, subject to their election by our stockholders, as follows:

•

the THL investors are entitled to designate up to four directors for so long as they continue to own at least a specified percentage of the shares of the common stock of the Company as they beneficially owned immediately prior to the closing of the Offering (the equivalent of 5% of such shares entitling the THL investors to designate one director);

•

the Quadrangle investors are entitled to designate one director for so long as they own at least the equivalent of 25% of the shares of common stock of the Company that they beneficially owned immediately prior to the closing of the Offering; and

•	our Chief Executive Officer will be designated as a director by the holders of a majority of the shares of our common stock that were originally issued to the Former Sponsors.

Subject to applicable limitations in our Amended and Restated Certificate of Incorporation, each of the THL investors and the Quadrangle investors has the right to cause the resignation and replacement of its director designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions.

Nominees for Election to the Board of Directors

The Class III directors up for election at the Annual Meeting are those named below in the proxy statement. Each of the three Class III director nominees listed below is currently a director of the Company. The following biographies describe the business experience of each Class III director nominee. Following the biographical information for each director nominee, we have listed specific qualifications that the Board of Directors considered in determining whether to recommend that the director be nominated for election at the Annual Meeting.

If elected, each of the Class III director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2019 and until his or her successor has been elected and qualified. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board of Directors recommends a vote FOR the following nominees for election as Class III directors.

Name	Age	Principal Occupation, Business Experience and Directorships

Laura A. Grattan	34

Ms. Grattan is a Director at THL. Ms. Grattan worked at THL from 2005 to 2007, then returned in 2009. Ms. Grattan is currently a director of inVentiv Health, Inc. Ms. Grattan joined the Board in October 2012.

Ms. Grattan was selected as a director because of her experience addressing financial, strategic and operating issues as an executive of a financial services firm and as a director of several companies in various industries.

Paul R. Garcia	63

Mr. Garcia is the former Chairman of the Board and Chief Executive Officer of Global Payments Inc., a leading provider of payment processing services, that processes billions of payment card, check and ecommerce transactions annually for over one million merchant locations worldwide. Mr. Garcia served as Chief Executive Officer of Global Payments Inc. from February 2001 until October 2013, and served as its Chairman from 2001 to 2014. Mr. Garcia was also the Chief Executive Officer of NDC eCommerce, a division of National Data Corporation from July 1999 to January 2001. Mr. Garcia was President and Chief Executive Officer of Productivity Point International from March 1997 to September 1998, Group President of First Data Card Services from 1995 to 1997, and Chief Executive Officer of National Bancard Corporation from 1989 to 1995. Mr. Garcia has been a director of Dun & Bradstreet Corporation since May 2012 and a director of SunTrust Banks, Inc. since August 2014.

Mr. Garcia was nominated to serve as a director effective immediately following the closing of our IPO because of his experience as a chief executive officer of a publicly traded company and extensive knowledge of and experience in the platform-based payment services and financial services industries.

Gregory T. Sloma	64

Mr. Sloma is a business, financial and tax advisor to private companies. Mr. Sloma is also a board member and chairman of the audit committee of Financial Transmission Network, Inc., a private company which designs, develops and manages scalable, customized solutions that incorporate check scanning, ACH processing, card processing and ID verification on a single, managed platform, and a board member of Drake Williams Steel, Inc., a construction service and supply company. From July 2001 to January 2004, Mr. Sloma was Vice Chairman and Director of Mergers & Acquisitions of Data Transmission Network Corporation (“DTN”), an Omaha-based provider of electronic information and communication services. Prior to holding this position, Mr. Sloma served as DTN’s President and Chief Executive Officer. He was an employee of DTN since April 1993, holding the positions of President and Chief Operating Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer.

Mr. Sloma was appointed to serve as a director effective immediately following the closing of our IPO because of his extensive experience and expertise in financial and accounting matters, as well as his experience as a member of our Board of Directors and Audit Committee prior to our recapitalization in 2006.

Other Members of the Board of Directors

Set forth below is the biographical information and qualifications of the continuing directors who are not nominees for election at this Annual Meeting as their current terms do not expire in 2016. Messrs. Barker and DiNovi and Ms. Offereins are Class I directors whose term will expire on the date of the 2017 Annual Meeting of Stockholders. Messrs. Adrean, Huber and Casey are Class II directors whose term will expire on the date of the 2018 Annual Meeting of Stockholders.

Name	Age	Principal Occupation, Business Experience and Directorships

Lee Adrean	64

Mr. Adrean served as Corporate Vice President and Chief Financial Officer of Equifax, Inc., an information services company, from October 2006 until May 2014. Prior to joining Equifax, Mr. Adrean served as chief financial officer of several other public companies in the transaction processing, Internet services, and financial services industries, and served as a strategy consultant for eleven years with Bain & Company. Mr. Adrean currently serves on the Board of Directors and as chair of the Audit Committee of Vantiv, Inc. Mr. Adrean joined the Board in March 2014.

Mr. Adrean was selected as a director because of his extensive experience and expertise in financial and accounting matters, including his experience as a Chief Financial Officer of several public companies and his experience in corporate strategy, both as a consultant and as a corporate executive.

Thomas B. Barker	61

Mr. Barker is the Chairman of the Board and Chief Executive Officer of West Corporation. Mr. Barker joined the Company in 1991 as Executive Vice President of West Interactive Corporation. He was promoted to President and Chief Operating Officer of the Company in March 1995. He was promoted to President and Chief Executive Officer of the Company in September 1998 and served as our President until January 2004. Mr. Barker has been a director of the Company since 1997 and Chairman of the Board since March 2008. Mr. Barker is the only director who is also a manager of the Company.

Mr. Barker provides insight from his 24 year tenure at West, including 17 years as Chief Executive Officer. His many years of experience running the Company provide an in-depth understanding of the Company’s history and complexity and add a valuable perspective for Board decision making.

Donald M. Casey, Jr.	56

Mr. Casey is Chief Executive Officer, Medical segment for Cardinal Health, Inc., a healthcare services company, and has served in that position since April 2012. Before joining Cardinal Health, Inc., Mr. Casey served as Chief Executive Officer of the Gary and Mary West Wireless Health Institute, a non-profit research organization focused on lowering the cost of healthcare through novel technology solutions, from March 2010 to March 2012. Previously, Mr. Casey served as worldwide chairman for Johnson & Johnson’s Comprehensive Care group. Mr. Casey serves on the boards of Surgical Specialties (formerly AngioTech), AdvaMed and The James Foundation. Within the last five years, Mr. Casey formerly served on the board of Biodel Inc. from 2009 to 2012. Mr. Casey joined the Board in December 2015.

Name	Age	Principal Occupation, Business Experience and Directorships

Mr. Casey was selected as a director because of his large-scale business leadership experience, sales management experience and health care industry experience, which is an important growth vertical for the Company.

Anthony J. DiNovi	53

Mr. DiNovi is Co-President of THL. Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of Dunkin’ Brands Group, Inc. Mr. DiNovi has been a director of the Company since 2006 and was Chairman of the Board from October 2006 until March 2008.

Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Michael A. Huber	47

Mr. Huber is a Managing Principal of Quadrangle, a private investment firm, where he has served as President since January 2011, and is a Managing Member of Lavien Group LLC, a private investment firm. Mr. Huber currently serves on the boards of directors of Data & Audio-Visual Enterprises Holdings Inc. and Tower Vision Mauritius Limited, as director and Chairman of the Board of NTELOS Holdings Corp and as a managing member of Access Spectrum LLC and of Hargray Holdings LLC. Mr. Huber is also a member of the Board of Trustees of Macalester College. Mr. Huber joined the Board in January 2014.

Mr. Huber was selected as a director because of his experience as a senior executive with particular skills in finance, administration, governance, and other aspects of public and private company management.

Diane E. Offereins	58

Ms. Offereins is Executive Vice President and President—Payment Services of Discover Financial Services, a direct banking and payment services company, in which role she has served since April 2010. Previously, she served as Discover Financial Services’s Executive Vice President, Payment Services from 2008 to 2010 and Executive Vice President and Chief Information Officer from 1998 to 2010. Ms. Offereins joined the Board in July 2015.

Ms. Offereins was selected as a director because of her experience as an executive officer of a publicly traded company and extensive knowledge of and experience in the platform-based payment services and financial services industries, as well as her experience as a chief information officer.

CORPORATE GOVERNANCE

Independence of the Board of Directors

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website at www.west.com under the Corporate Governance tab on the Investors page, the Board of Directors is required to affirmatively determine whether each of our directors is independent under the listing standards of Nasdaq, the principal exchange on which our common stock is traded.

During its review of director independence, the Board considers all information it deems relevant, including, without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company or its subsidiaries or affiliates. The purpose of this review is to determine whether any such relationship or transaction would interfere with the individual’s independent judgment in carrying out the responsibilities of a director. Because it is not possible to anticipate or explicitly provide for all circumstances that might signal potential conflicts of interest or bear on the materiality of a director’s relationship with the Company, the Board, when making its “independence” determinations, prefers to broadly consider all relevant facts and circumstances, including, without limitation, applicable independence standards promulgated by Nasdaq.

As a result of this review, the Board has affirmatively determined that each of Messrs. Casey, Sloma, Garcia and Adrean and Ms. Offereins are independent under the applicable listing standards of Nasdaq. Accordingly, five out of nine members of our Board of Directors are independent directors. In addition, each of our Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee are comprised solely of independent directors under the listing standards of Nasdaq and other applicable laws, rules and regulations.

In evaluating the independence of each director, the Board reviewed and deliberated on transactions, relationships, and arrangements between the director or any related interest and West or any of its subsidiaries. In particular, the Board considered that three of the independent directors or their related interests are associated with commercial entities that in the ordinary course of business provided services to, or received services from, West or its subsidiaries. All of these transactions, relationships, and arrangements, in the judgment of the Board, were made on terms and under circumstances at least as favorable to West or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. The Board also concluded that none of these transactions, relationships, or arrangements require disclosure under Item 404(a) of SEC Regulation S-K and neither West nor any of the directors had a material interest in any of these transactions. See “RELATED PERSON TRANSACTIONS.” The Board determined as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The terms and independence of the Company’s nine directors are as follows:

Director	Date Joined Board	Board Class	Date Term Expires	Independence
Lee Adrean	March 13, 2014	Class II	2018 Annual Meeting	Independent
Thomas B. Barker	May 14, 1997	Class I	2017 Annual Meeting	Chief Executive Officer of the Company
Donald M. Casey	December 14, 2015	Class II	2018 Annual Meeting	Independent
Anthony J. DiNovi	October 24, 2006	Class I	2017 Annual Meeting	Affiliated with THL
Paul R. Garcia	March 27, 2013	Class III	2016 Annual Meeting	Independent
Laura A. Grattan	October 26, 2012	Class III	2016 Annual Meeting	Affiliated with THL
Michael A. Huber	January 29, 2014	Class II	2018 Annual Meeting	Affiliated with Quadrangle
Diane E. Offereins	July 14, 2015	Class I	2017 Annual Meeting	Independent
Gregory T. Sloma	March 27, 2013	Class III	2016 Annual Meeting	Independent

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its standing committees. Copies of the committees’ charters are posted on our website at www.west.com under the Corporate Governance tab on the Investors page. Each of the standing committees reports to the Board as they deem appropriate and as the Board requests. The duties and responsibilities of these standing committees are set forth below.

Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s accounting and financial reporting processes, internal controls and the audit of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s external auditor, and the performance of the Company’s internal auditing department and the external auditor. In furtherance of its purpose, our Audit Committee’s duties and responsibilities include, among other things, to: (1) appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of the Company’s independent accountants; (2) establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; (3) engage independent counsel and other advisers, as necessary; (4) determine funding of various services provided by accountants or advisers retained by the Audit Committee; (5) review our financial reporting processes and internal controls; (6) review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and (7) provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The current members of the Audit Committee are Messrs. Sloma (Chair) and Adrean and Ms. Offereins. The Board of Directors has determined that Mr. Sloma qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K pursuant to the Securities Act of 1933, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee.

Each of Messrs. Sloma and Adrean and Ms. Offereins meet the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of Nasdaq.

The Audit Committee met five times in 2015.

Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our directors and executive officers. The Compensation Committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. The Compensation Committee also prepares the Compensation Committee Report on executive compensation included in these proxy materials.

Our Compensation Committee plays an integral role in our processes and procedures for the consideration and determination of executive compensation. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and reviews and determines the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee annually evaluates the performance of the other executive officers against corporate goals and objectives and reviews, determines and makes a recommendation to the Board of Directors regarding these other officers’ compensation. The Compensation Committee has the authority to review and recommend or approve salary and bonus compensation, grants and awards of equity-based compensation under the Company’s incentive compensation and equity-based plans and employment, severance, consulting and change in control or termination agreements and arrangements for the Company’s executive officers.

The Compensation Committee’s determinations and recommendations are developed, where appropriate, with input from the officers and other employees of the Company. The Compensation Committee reviews management recommendations, the advice of legal counsel and its independent advisor, along with other sources of data, when formulating its recommendations to the Board. A discussion and analysis of the compensation decisions regarding the executive officers named in the Summary Compensation Table appears in this proxy statement in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. The Compensation Committee has sole authority to replace compensation consultants retained from time to time and to hire additional compensation consultants at any time. In 2015, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide independent guidance on executive compensation matters including, but not limited to, pay philosophy; compensation benchmarks; incentive plan design; competitive market analysis, including base salary, annual bonus, long-term incentive awards, benefits, perquisites and severance protection; and market data on director compensation. Before hiring Meridian, the Committee reviewed and evaluated Meridian’s independence. In considering Meridian’s independence, the Committee reviewed numerous factors relating to Meridian and the individuals actually providing services to the Company, including those required by the SEC and Nasdaq. Based on a review of these factors, the Committee determined that Meridian is independent and that its engagement presents no conflicts of interest. Meridian provides data and analysis to the entire Board of Directors.

The Compensation Committee consists of Messrs. Garcia (Chair), Casey and Sloma. Each of Messrs. Garcia, Casey and Sloma meet the definition of an “independent director” for purposes of the listing standards of Nasdaq.

The Compensation Committee met five times in 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the recruiting and retention of qualified persons to serve on our Board of Directors, including proposing such individuals to the Board of Directors for nomination for election as directors, evaluating the performance, size and composition of the Board of Directors and overseeing our compliance activities.

The Nominating and Corporate Governance Committee consists of Mr. Adrean (Chair), Mr. Garcia and Ms. Offereins.

The Nominating and Corporate Governance Committee met twice in 2015.

Criteria for Director Nominees

In selecting director candidates, the Nominating and Corporate Governance Committee and the Board of Directors consider whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board. In this respect, the Nominating and Corporate Governance Committee and the Board consider, among other qualifications: experience; background; judgment; integrity; ability to make independent analytical inquiries; understanding of the Company’s business environment; personal accomplishment; geographic, gender, age or ethnic diversity; and willingness to devote adequate time to Board duties. In evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee shall take into account Nasdaq listing rules and any other applicable law, regulation or rule. Other than the foregoing, there are no minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may consider such other qualifications as it may deem appropriate. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best achieve the success of the Company’s business and represent stockholder interests through the exercise of sound judgment.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying, recruiting and screening potential candidates, and then selecting or recommending that the Board select director nominees to stand for election at each annual meeting of stockholders of the Company in which directors will be elected. In the event there is a vacancy on the Board, the Nominating and Corporate Governance Committee is also responsible for identifying individuals that the Committee believes are qualified to become Board members and recommending such individual(s) for appointment to the Board. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service with that of obtaining a new perspective. If any member of the Board did not wish to continue to serve or if the Nominating and Corporate Governance Committee decided not to nominate a member for reelection, the Nominating and Corporate Governance Committee would identify the desired skills and experience of a new nominee based on the criteria listed above. Executive search firms may be retained to identify individuals that meet the criteria of the Nominating and Corporate Governance Committee. Our Amended Stockholder Agreement provides that certain of our stockholders have the right to designate director nominees to our Board of Directors, subject to their election by our stockholders at the annual meeting. Additional details regarding the Amended Stockholder Agreement are discussed above in the section entitled “PROPOSAL 1—ELECTION OF DIRECTORS.”

The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s management or stockholders in the same manner in which it evaluates other candidates identified by the Committee, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board can do so by writing to the Company’s Secretary by mail at West Corporation, Corporate Secretary, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Recommendations must include the information relating to such candidate that would be required to be disclosed in a proxy statement in accordance with Regulation 14A under the Exchange Act, as well as other information required for nomination of directors by stockholders as provided in our Second Amended and Restated Bylaws. The Company may require any proposed director candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of the candidate to serve either as a director of the Company or as an independent director of the Company under applicable rules, regulations and guidelines, or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of the candidate, as determined in the Board’s sole discretion.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, stockholders may also, pursuant to procedures established in our Second Amended and Restated Bylaws, directly nominate one or more director candidates to stand for election at an annual or special meeting of stockholders. For an annual meeting of stockholders, a stockholder wishing to make such a nomination must deliver a notice of nomination to the Company’s Secretary in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, no more than 120 days prior to such annual meeting nor less than the later of (A) 90 days prior to such annual meeting and (B) 10 days after the earlier of (1) the day on which notice of the date of the meeting was mailed or (2) the day on which public disclosure of the date of the meeting was made. The deadline for such notice with respect to the 2017 Annual Meeting of Stockholders is discussed below in the section entitled “STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING.” For a special meeting of stockholders, a stockholder’s notice of nomination must be received by the Company’s Secretary in proper written form no more than 10 days after the earlier of (A) the day on which notice of the date of the special meeting was mailed or (B) the day on which public disclosure of the date of the special meeting was made. In either case, a notice of nomination submitted by a stockholder must include the information concerning the nominating stockholder and the stockholder’s nominee(s) as required by our Second Amended and Restated Bylaws.

Board of Directors Leadership Structure

Mr. Thomas B. Barker, our Chief Executive Officer, serves as the Chairman of our Board of Directors. The Board believes that the combined role of Chairman and Chief Executive Officer, together with the use of regular executive sessions of the independent directors, and the appointment of a lead independent director achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives.

The Board believes that having the Company’s Chief Executive Officer serve as the Chairman is in the best interest of its stockholders because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. The Board additionally believes that because the Chairman and Chief Executive Officer is the director most familiar with the Company’s business, industry and day-to-day operations, he is well-positioned to help the Board focus on those issues of greatest importance to the Company and its stockholders and to assist the Board with identifying the Company’s strategic priorities, as well as the short-term and long-term risks and challenges facing the Company. While independent directors have invaluable experience and expertise from outside the Company and its businesses, giving them different perspectives regarding the development of the Company’s strategic goals and objectives, the Chief Executive Officer is well-suited to bring Company-specific experience and industry expertise to his discussions with non-management directors.

In 2015, the Board created the role of lead independent director and appointed Mr. Garcia to serve as lead independent director. The responsibilities of the lead independent director include the following:

•	presiding at executive sessions of the independent directors and at other Board meetings at which the Chairman and CEO is not present;

•	calling meetings of the independent directors;

•	leading the evaluation by the independent directors of the CEO’s effectiveness, including an annual evaluation of his/her interactions with the Board;

•	collaborating with the Chairman and CEO in the setting of the agenda for Board meetings;

•	facilitating the Board’s approval of the number and frequency of Board meetings and approving meeting schedules, to ensure that there is sufficient time for discussion of all agenda items; and

•	being regularly apprised of inquiries from stockholders and involved in correspondence responding to these inquiries when appropriate.

The Board does not believe that a single leadership structure is right for all companies at all times, so the Board will periodically review its leadership structure to determine, based on the circumstances at the time, whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Board of Directors Role in Risk Oversight

The Board of Directors has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. The Board of Directors is responsible for oversight of strategic and financial risks and exposures associated with the Company’s business strategy, operations (including the Company’s information technology, data security, disaster recovery, business continuity planning and third party vendor relationships), policy matters, significant litigation and regulatory exposures. The Board of Directors also has the ultimate responsibility through its relevant committees to evaluate the integrity of the Company’s accounting and financial reporting systems and to manage conflicts of interest in accordance with its own internal guidelines, Nasdaq rules and applicable law.

Our Audit Committee has been delegated the responsibility for overseeing our risk assessment and risk management processes on behalf of the full Board, including the Company’s major litigation and financial risk exposures and the steps management has taken to monitor and control such exposures. Risks and opportunities are considered in business decision making and as part of our overall business strategy. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of the Company, and the Audit Committee is responsible for discussing guidelines and policies by which risk assessment and management are undertaken. Senior management provides updates to the Audit Committee and reports to both the Audit Committee and the full Board on any identified high priority risks and opportunities.

Compensation Risks

Our Compensation Committee reviews periodically the Company’s compensation plans, policies and programs to assess the extent to which they encourage excessive or inappropriate risk-taking or earnings manipulation. The Compensation Committee has reviewed our compensation plans, policies and programs and concluded, based on historical experience of the Company and in consultation with the Company’s management, that they are not reasonably likely to have a material adverse effect on the Company for the reasons described below under “Risk Management and Compensation.”

Attendance at Meetings

It is our policy that each director is expected to dedicate sufficient time to the performance of his or her duties as a director, including by attending meetings of the Board of Directors and committees of which he or she is a member.

In 2015, the Board held six meetings, including regularly scheduled and special meetings. All incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods for which he or she has served). One member of the Board attended our annual stockholder meeting in 2015. The Company has no formal policy regarding director attendance at annual stockholder meetings.

Communications with the Board of Directors

Stockholders who would like to communicate with an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, may do so by writing to them by mail, c/o General Counsel, West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. Any such communication is then distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s General Counsel, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that are primarily commercial in nature, communications that are related to an improper or irrelevant topic, or communications that request general information about the Company.

Amended and Restated Code of Ethical Business Conduct

We have adopted an Amended and Restated Code of Ethical Business Conduct (the “Ethics Code”) that is applicable to all of our directors, officers and employees. The Ethics Code includes standards and procedures for reporting and addressing potential conflicts of interest, the accuracy of the Company’s financial records, corporate opportunities and insider information, as well as a general code of conduct that provides guidelines regarding how to conduct business in an ethical manner. A copy of the Ethics Code is available on our website at www.west.com under the Corporate Governance tab on the Investors page. Any waivers of the Ethics Code for directors or executive officers, or any amendments to the Ethics Code, shall be posted on West’s web site within four business days of such amendments or waivers, as the case may be.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines. These guidelines outline the operating principles of our Board of Directors and the composition and working process of our Board and its committees. The Nominating and Corporate Governance Committee is responsible for developing and monitoring compliance with our Corporate Governance Guidelines. The Board of Directors periodically reviews the Corporate Governance Guidelines and may amend them from time to time. A copy of our Corporate Governance Guidelines is posted on our website at www.west.com under the Corporate Governance tab on the Investors page.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires West’s directors, executive officers and beneficial owners of more than 10 percent of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all forms required to be filed during 2015 were filed in a timely manner.

Compensation Committee Interlocks and Insider Participation

Those directors who were members of our Compensation Committee for some period during 2015, in addition to the current members, included Mr. DiNovi and a former director, Soren Oberg. No member of the Compensation Committee was, during 2015 or previously, an officer or employee of the Company or its subsidiaries. In addition, during 2015 there were no Compensation Committee interlocks required to be disclosed. Mr. DiNovi and Mr. Oberg are affiliated with THL, a Former Sponsor and a counterparty to stock repurchase transactions completed in 2015 described under RELATED PERSON TRANSACTIONS below.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table summarizes the beneficial ownership of our common stock as of March 24, 2016 by:

•	each person or group who we know beneficially owns more than 5% of our common stock;

•	each member of our Board of Directors and each director nominee;

•	each executive officer whose name appears in the Summary Compensation Table below; and

•	all members of our Board of Directors and our executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 24, 2016 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as noted by footnote, all stockholdings are as of March 24, 2016 and the percentage of beneficial ownership is based on 84,271,285 shares of common stock outstanding and entitled to vote at the Annual Meeting as of March 24, 2016.

Name and Address of Beneficial Owners(1)	Shares Beneficially Owned	Percent of Common Shares
5% Stockholders
Thomas H. Lee Partners Funds(2)	18,176,113	21.6%
Gary L. West(3)	8,164,510	9.7%
Mary E. West(4)	8,070,761	9.6%
Quadrangle Funds(5)	3,781,961	4.5%
FMR LLC(6)	9,233,331	11.0%
Directors and Named Executive Officers
Lee Adrean	15,695	*
Thomas B. Barker(7)	2,136,715	2.5%
Nancee R. Berger(8)	440,655	*
Donald M. Casey	4,508	*
Anthony J. DiNovi(9)	—	—
Paul R. Garcia	19,676	*
Laura A. Grattan(9)	—	—
Michael A. Huber	—	—
Diane E. Offereins	3,250	*
Jan D. Madsen	64,211	*
David C. Mussman(10)	383,997	*
Gregory T. Sloma	16,276	*
David J. Treinen(11)	296,487	*
All directors and executive officers as a group (17 persons)(12)	3,914,392	4.6%

*	Less than 1%

(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

(2)

Includes 7,532,661 shares of common stock owned by Thomas H. Lee Equity Fund VI, L.P.; 5,100,718 shares of common stock owned by Thomas H. Lee Parallel Fund VI, L.P.; 890,993 shares of common stock owned by Thomas H. Lee Parallel (DT) Fund VI, L.P.; 13,820 shares of common stock owned by THL Coinvestment Partners, L.P.; 3,955,934 shares of common stock owned by THL Equity Fund VI Investors (West), L.P.; and 605,113 shares of common stock owned by THL Equity Fund VI Investors (West) HL, L.P. (collectively, the “THL Funds”); 38,444 shares of common stock owned by Putnam Investment Holdings, LLC; and 38,430 shares of common stock owned by Putnam Investments Employees’ Securities Company III LLC (collectively, the “Putnam Funds”). The general partner of the THL Funds, other than THL Coinvestment Partners, L.P., is THL Equity Advisors VI, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC, whose managing member is THL Holdco, LLC. The general partner of THL Coinvestment Partners, L.P. is Thomas H. Lee Partners, L.P. The Putnam Funds are co-investment entities of the THL Funds and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held or controlled by the THL Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”). Todd M. Abbrecht, Anthony

J. DiNovi, Thomas M. Hagerty, Seth W. Lawry, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon are the members of the THL Committee, and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Each of them disclaims beneficial ownership of such securities. Mr. DiNovi is a managing director of THL and Ms. Grattan is a director of THL. Each of them disclaim beneficial ownership of the securities held or controlled by the THL Funds. Their addresses are c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of Putnam Investments Employees’ Securities Company III LLC (“ESC III”). Holdings disclaims any beneficial ownership of any shares held by ESC III. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Funds. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, MA 02109. The information presented in this table is based solely on a review of the Schedule 13Gs filed by the THL Funds and Putnam Funds in February 2016.

(3)

Includes 109,474 shares of common stock owned by West Investment Holdings, LLC; 2,384,380 shares of common stock owned by Gary West CRT1 LLC; 2,010,431 shares of common stock owned by Gary West CRT2 LLC; 1,635,042 shares of common stock owned by Gary West CRT3 LLC; 1,124,856 shares of common stock owned by Gary West CRT4 LLC; and 806,577 shares of common stock owned by Gary West CRT5 LLC. 93,750 shares of common stock are owned by the Gary and Mary West Health Institute (the “Institute”), a nonprofit organization, which has appointed Mr. West as sole representative and proxy with respect to its shares. Mr. West disclaims any beneficial ownership of any shares held by the Institute. The address for the Institute is 10350 N. Torrey Pines Rd., La Jolla, CA 92037. The address for each of Gary West CRT1 LLC, Gary West CRT2 LLC, Gary West CRT3 LLC, Gary West CRT4 LLC, Gary West CRT5 LLC and West Investment Holdings, LLC is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, NE 68154. The information presented in the table is based solely on a review of the Schedule 13Gs filed in February 2016 by Gary L. West and Mary E. West.

(4)

Includes 109,474 shares of common stock owned by West Investment Holdings, LLC; 2,384,381 shares of common stock owned by Mary West CRT1 LLC; 2,010,431 shares of common stock owned by Mary West CRT2 LLC; 1,635,041 shares of common stock owned by Mary West CRT3 LLC; 1,124,856 shares of common stock owned by Mary West CRT4 LLC; and 806,578 shares of common stock owned by Mary West CRT5 LLC. The address for each of Mary West CRT1 LLC, Mary West CRT2 LLC, Mary West CRT3 LLC, Mary West CRT4 LLC, Mary West CRT5 LLC and West Investment Holdings, LLC is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, NE 68154. The information presented in the table is based solely on a review of the Schedule 13Gs filed in February 2016 by Gary L. West and Mary E. West.

(5)

Includes 3,309,900 shares of common stock owned by Quadrangle Capital Partners II LP; 88,797 shares of common stock owned by Quadrangle Select Partners II LP; and 383,264 shares of common stock owned by Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Funds”). The Quadrangle Funds’ general partner is Quadrangle GP Investors II LP, whose general partner is Quadrangle GP Investors II LP, which is the general partner of each of Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP and Quadrangle Capital Partners II-A LP (collectively, the “QCP II Funds”). Each of QCP GP Investors II LLC and Quadrangle GP Investors II LP may be deemed to be the beneficial owner of the Shares held by the QCP II Funds. Each of the Quadrangle Funds has an address c/o Quadrangle Group LLC, 1065 Avenue of the Americas, 34th Floor, New York, NY 10018. The managing member of QCP GP Investors II LLC is Quadrangle Holdings LLC, a Delaware limited liability company, and the coordinating managing member of Quadrangle Holdings LLC is Michael Huber. Voting or investment control over securities that the Quadrangle Funds own are acted upon by the investment committee of QCP GP Investors II LLC as general partner of Quadrangle GP Investors II LP, the general partner of the Quadrangle Funds. Each of the three members of the investment committee of QCP GP Investors II LLC, Brian Bytof, Michael A. Huber and Steven G. Felsher, disclaims ownership of such securities held or controlled by the QCP II Funds. The information presented in this table is based solely on a review of the Schedule 13Gs filed by the Quadrangle Funds in February 2016.

(6)

A Schedule 13G dated February 12, 2016, was filed by FMR LLC and Marc R. Bryant, exercising his Power of Attorney on behalf of Abigail P. Johnson, indicating that through their control of FMR LLC’s wholly owned subsidiary, Fidelity Management & Research Company, they had sole power to vote or to direct the vote of 120,600 shares of common stock and the sole power to dispose or to direct the disposition of 9,233,331 shares of common stock. Fidelity Management and Research Company, with principal offices at 245 Summer Street, Boston, Massachusetts, 02210, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(7)	Includes 770,624 shares subject to options.

(8)	Includes 125,000 shares subject to options and 152,898 shares held by family trusts.

(9)

Mr. DiNovi is a managing director of THL and Ms. Grattan is a director of THL. Each of them disclaim beneficial ownership of the securities held or controlled by the THL Funds. Their addresses are c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110.

(10)	Includes 100,000 shares subject to options.

(11)	Includes 100,000 shares subject to options.

(12)	Includes 1,296,560 shares subject to options.

The table above does not include 1,342,917 shares notionally granted under our Nonqualified Deferred Compensation Plan at March 24, 2016. These notional shares have not been issued, do not carry voting rights and cannot be sold until the end of the deferral periods unless there is a change in control of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Overview

Our executive officers have an average tenure of approximately 16 years with us and, under their management, the Company has grown through various market cycles, both as a public and as a private company. As a group, this team has created a culture of superior client service and fostered growth in revenue and profitability. Our team has also established a long track record of successfully acquiring and integrating companies to drive growth. Retaining and motivating the senior leadership team is an important element of our success.

In making 2015 compensation decisions, the Compensation Committee considered the Company’s 2015 results and the Company’s named executive officers role in supporting the Company’s strategic and financial objectives while operating under challenging business conditions. Business and financial results for 2015 included the following:

•	Our revenue increased $61.7 million, or 2.8% in 2015 compared to revenue in 2014.

•

Our operating income decreased $5.0 million, or 1.1% in 2015 compared to operating income in 2014 due, in part, to the impact of the loss of two large clients and fluctuations in foreign currency exchange rates.

•	We executed on our acquisition strategy by completing the acquisitions of:

•

substantially all of the assets of Intrafinity, Inc., doing business as SharpSchool, a leading provider of website and content management system software-as-a-service solutions for the K-12 education market;

•

Magnetic North Software Limited, a U.K.-based provider of inbound/outbound blended, multi-channel customer engagement technology solutions with multi-media routing, advanced analytics and compliance functionality and integrated, hosted voice and unified communications platforms to customers throughout Europe and the Americas; and

•	ClientTell, Inc., a provider of automated notifications and lab reporting in the healthcare industry.

Please see our 2015 Annual Report on Form 10-K for more information regarding our performance.

2015 Say on Pay Vote and Changes to Our Executive Compensation Program

As part of its on-going review of the Company’s executive compensation program, the Compensation Committee considered the 67% support for the Company’s “say on pay” vote at the Company’s 2015 Annual Meeting of Stockholders. Following the vote, the Compensation Committee engaged in stockholder outreach regarding various matters of interest to our stockholders and sought to better understand investor concerns with our executive compensation program. During this outreach we spoke with investors holding approximately 35% of our outstanding shares. As part of an overall evaluation of our program and after considering the input of the Compensation Committee’s outside compensation consultant and stockholder feedback during 2015 and 2016, the Compensation Committee took the actions noted below to enhance our executive compensation program. We believe these changes enhance our executive compensation program by improving alignment with the Company’s performance and market practices. The following table outlines what we heard from our investors and the key changes we made to our executive compensation program:

What we heard:	Program Modifications:
• Annual incentive program lacks meaningful performance threshold • Annual incentive program allows uncapped payments

•    The 2016 Annual Cash Bonus for our executive leadership team, including our named executive officers, has been redesigned as follows:

•    No payment will be made for performance below a performance threshold. These thresholds were set at 98% of target (for revenue) and 92% of target (for adjusted earnings per share). We believe these new thresholds require meaningful performance before any payments are made.

•    All 2016 Annual Cash Bonus awards are capped. These caps are at or below 231% of target award levels.

•    Payments will be made annually, rather than our prior practice of providing quarterly bonus payments, to better align with the new threshold structure.

• Equity awards are predominantly time-based, rather than performance-based

•    Beginning in September 2015, 60% of the new long-term incentive compensation awards granted to our executive leadership team, including our named executive officers, are subject to performance-based vesting. This portion of the 2015 grants will vest, if at all, based on the Company’s total shareholder return (“TSR”) performance over a three-year performance period compared to the TSR over the same period of the companies included in the Russell 2000.

To better align with public company governance best practices, the Board and the Compensation Committee also made the following additional enhancements to our executive compensation program:

•

We implemented a formal compensation recoupment or “clawback” policy. In 2015, we adopted a policy giving the Compensation Committee authority to recover or reduce cash and equity incentive awards based on certain financial results that are subsequently restated.

•

We require a “double-trigger” for equity vesting in the event of a change in control. Beginning in September 2015, new long-term incentive compensation awards for our executive leadership team include a “double trigger” for vesting upon a change in control.

•

We added prohibitions against pledging and hedging of Company securities. In 2015, the Company amended its insider trading policy to expressly prohibit the pledging and hedging of Company securities by all employees.

Executive Compensation Framework

The Compensation Committee reviews, on an ongoing basis, the Company’s executive compensation and benefits programs to evaluate whether they support the Company’s compensation philosophy and objectives and serve the interests of our stockholders. The Company’s compensation practices include the following, each of which reinforces our executive compensation philosophy and objectives:

What We Do:

•

Pay for performance. A significant percentage of targeted annual cash compensation is variable, connected to actual performance of the Company. For 2015, variable compensation comprised approximately 63% of the targeted annual cash compensation for the Chief Executive Officer and, on average, 53% for the other named executive officers.

•

Set objective pre-established performance measures. Performance measures for incentive compensation are linked to objective financial measures set at the beginning of the year. They are designed to create long-term stockholder value and to hold executives accountable for the performance of the Company.

•

Emphasize future pay opportunity vs. current pay. In 2015, long-term incentive awards delivered to our named executive officers were in the form of equity-based compensation vesting over a multi-year period or based upon the Company’s relative TSR over the applicable performance period.

•

Stockholder engagement. As part of the Company’s stockholder outreach program, the Compensation Committee chair and members of management engage with stockholders to discuss and understand their perceptions or concerns regarding our executive compensation program.

•	Use an outside compensation consultant. The Compensation Committee retains its own compensation consultant to review and advise on the Company’s executive compensation program and practices.

•

Require a “double trigger” in the event of a change in control. In the event of a change in control, cash severance benefits and equity awards, beginning with the September 2015 grants, are payable upon certain termination events following a change in control.

•

Have robust stock ownership guidelines. Executives are required to hold stock equal to a multiple of five times salary for our Chief Executive Officer and three times salary for each other named executive officer.

•

Have a formal compensation recoupment or “clawback” policy. The Company may recover or reduce cash and equity incentive awards if the award was based on financial results that were subsequently restated.

What We Don’t Do:

•	No change in control excise tax gross ups. We do not provide change in control tax gross ups.

•

No repricing or buyout of underwater stock options. Our Amended and Restated 2013 Long-Term Incentive Plan (“2013 LTIP”) prohibits the repricing or buyout of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain corporate transactions involving the Company.

•	No pledging or hedging of Company securities. Employees are expressly prohibited from pledging and hedging Company securities.

Compensation Overview

The following discussion explains the type and amount of compensation provided to our named executive officers, as well as the executive compensation principles and processes that our Compensation Committee has established.

The objectives of our executive compensation plans are to recruit, retain and motivate the most talented individuals available to meet or exceed our business objectives.

Our compensation plans reward executives for achieving objective financial goals related to their scope of responsibility. The objective financial goals vary between reporting segments and among departments within those segments as well as among different corporate functions. We tailor executive compensation to the particular objective financial goals that the individual can most impact as well as those goals that we believe, if achieved, will have the greatest positive impact on our business objectives. In addition, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders.

Each year, the Compensation Committee now conducts formal benchmarking to evaluate the named executive officer’s total target compensation, salary, target bonus, and long-term incentive awards. The market data used for this benchmarking was based on two data sources:

•

For the CEO and CFO positions, we used proxy data from peer companies that were selected because they reflect similar business focus, client base and size. These companies included: Amdocs, Acxiom, Broadridge, DST Systems, Dun & Bradstreet, Equifax, Global Payments, Iron Mountain, Jack Henry & Assoc, Neustar, Nuance, Paychex, Total System Services and Western Union. The median 2014 revenue for the peer group was $2,502 million. West’s 2014 revenue was $2,219 million.

•

Data for other West executive positions was obtained from the Radford Executive Compensation Database using a special report of business services companies with revenue between $1 billion and $5 billion.

Compensation Elements

Base Salary and Bonuses

We believe that a market-competitive annual salary, supplemented with performance-based cash bonuses, provides the basis for recruiting and retaining talented individuals who we believe have the ability and motivation to achieve our financial goals. The Compensation Committee analyzes the market data described above as well as individual characteristics for each named executive officer, as described below, in setting salary and bonus levels. The Committee recognizes that many of our executives have opportunities for alternative employment and aims to establish salary and bonus packages that are competitive with such alternatives. The percentage of compensation derived from base salary generally declines as the executive’s position or responsibilities within the Company grow.

Recommendations for each named executive officer’s base salary and target bonus are provided to the Compensation Committee by our Chief Executive Officer annually, as described below. Factors considered by Mr. Barker in making such recommendations include:

•	A review of the scope of responsibilities of the executive compared to what was required of him or her in the previous year;

•

Assignment of financial and operational targets related to specific business objectives, including expected contribution of the relevant business unit to our revenue growth, expense management, and profitability;

•	The qualitative analysis and recommendations of the Chief Operating Officer and Chief Financial Officer; and

•	Time since targeted annual compensation was last changed.

After Mr. Barker considers these factors, he recommends a targeted cash compensation amount to the Compensation Committee. These recommendations are discussed with and approved by the Compensation Committee. As part of the discussions during the Compensation Committee meetings, the Compensation Committee considered, among other factors, our ability to replace the executive in the event of the executive’s departure, the executive’s responsibilities, the size of the organization (including number of employees, revenue and profitability) under the executive’s control, the amount received by others in relatively similar positions within the Company, the executive’s title and the period of time since the executive’s targeted annual compensation was last changed.

The Compensation Committee approved final annual base salary and bonus plans in February 2015, after considering recommendations from and discussions with Mr. Barker regarding each named executive officer other than himself. Mr. Barker is not involved in setting his compensation levels, but rather the Compensation Committee considers and determines Mr. Barker’s compensation independently. Based on the Compensation Committee’s review of the factors discussed above, the Compensation Committee did not increase the annual base salaries or targets for the named executive officers in 2015. The target bonus opportunities can be found in the 2015 Grants of Plan-Based Awards Table.

In determining the differences among the executives’ target bonus compensation in 2015, the Committee relied on Mr. Barker’s qualitative analysis of the factors described above. Of particular significance were Mr. Barker’s assessments of (i) the relative contribution by each executive to the achievement of key financial objectives, including revenue growth, expense management and profitability, (ii) the challenges faced by each executive as a result of market conditions, including both the competitive market dynamics for the Company’s service offerings as well as the macroeconomic environment, and (iii) the role each executive played in the identification, evaluation, execution and integration of acquisition opportunities and the success of each executive in achieving financial results for such acquisitions.

2015 Annual Cash Bonus Structure

We primarily rely upon cash bonuses to compensate employees for annual performance. We have designed our cash bonuses to represent a significant portion of the targeted total annual cash compensation of our named executive officers. We pay performance-based bonuses only when we achieve pre-determined financial goals.

Consistent with our historical practice, in 2015, bonuses were paid quarterly and annually based upon the achievement of annual financial goals. With respect to the 2015 quarterly payments, we retained 25% of the quarterly bonuses, and paid such holdback in February 2016 following the determination of final annual financial results. In the event the annual financial goals were not met, we retained the option to require repayment or to offset any pro-rata quarterly portion of the bonus that was paid in anticipation of meeting the annual financial goals against future earned bonuses. As discussed above, in 2016, bonuses will be paid on an annual basis rather than our prior practice of paying bonuses both on a quarterly and annual basis.

The Compensation Committee approves our financial goals and the bonus opportunities related to such goals. For 2015, the Compensation Committee approved adjusted EBITDA as the financial goal for the named executive officers. For purposes of bonus calculations in 2015, adjusted EBITDA was defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted as described in the reconciliation below for the cost of capital on the purchase price of acquisitions made in 2015. The Compensation Committee viewed adjusted EBITDA growth as an appropriate performance metric to determine annual performance bonuses as it is viewed as closely aligned with the Company’s financial performance objectives of continued profitable growth. The 2015 annual bonus plan design provides for increased cash compensation aligning with adjusted EBITDA growth, with bonuses earned in three tranches. Tranche 1 was earned for adjusted EBITDA performance that maintained prior year performance, while Tranche 2 rewarded performance at levels above the prior year’s adjusted EBITDA performance. Tranche 3 rewarded adjusted EBITDA performance in excess of the Company’s projected adjusted EBITDA growth. There was no maximum bonus established for Tranche 3. The Company’s 2015 performance did not exceed the maximums established for Tranche 2, therefore no Tranche 3 bonuses were paid.

As noted earlier, the 2016 Annual Bonus Plan has been redesigned to establish a meaningful threshold performance level, below which no payments will be made. In addition, bonuses will be paid annually and subject to a cap on the amount that may be earned.

Bonus Goals

Each named executive officer earned a 2015 performance bonus based on the Company’s adjusted EBITDA performance, as adjusted for the cost of capital on the purchase price of acquisitions made in 2015 as set forth in the following table.

Executive	Tranche 1: For each million dollars of EBITDA earned (up to max Tranche 1 bonus), executive earns:	Max Tranche 1 Bonus:	Tranche 2: For each million dollars of EBITDA earned (above Tranche 1 EBITDA), executive earns:	Max Tranche 2 Bonus:	Tranche 3: For each million dollars of EBITDA earned (above Tranche 2 EBITDA), executive earns:
Mr. Barker	$1,247	$833,335	$36,390	$833,335	$70,621
Ms. Berger	$873	$583,401	$25,473	$583,401	$49,435
Ms. Madsen	$200	$133,654	$5,822	$133,654	$11,299
Mr. Mendlik	$281	$187,784	$8,188	$187,784	$15,890
Mr. Mussman	$187	$124,966	$5,459	$124,966	$10,593
Mr. Treinen	$281	$187,784	$8,188	$187,784	$15,890

2015 Bonus Payouts

The 2015 performance bonus calculation for the named executive officers, other than Mr. Mendlik, is presented in the table below:

2015 EBITDA					$681,866,619
Less the cost of capital on the purchase price of acquisitions made in 2015					865,568

2015 EBITDA, adjusted for bonus purposes					681,001,051

Less 2014 EBITDA adjusted for bonus purposes					668,271,598

2015 EBITDA growth for bonus calculation					$12,729,453

	Barker 2015 Performance Bonus	Berger 2015 Performance Bonus	Madsen 2015 Performance Bonus	Mussman 2015 Performance Bonus	Treinen 2015 Performance Bonus

Tranche 1	$833,335	$583,401	$133,654	$124,966	$187,784
Tranche 2	463,225	324,257	74,111	69,490	104,229
Tranche 3	-	-	-	-	-

2015 performance bonus	$1,296,560	$907,658	$207,765	$194,456	$292,013

Separation Agreement: In May 2014, the Company announced Mr. Mendlik’s intent to retire in April 2015. In connection with Mr. Mendlik’s anticipated retirement and to provide for a smooth transition of CFO responsibilities, the Company entered into a separation agreement with Mr. Mendlik on terms derived from his employment agreement. Pursuant to Mr. Mendlik’s separation agreement, upon termination of his employment in April 2015, Mr. Mendlik was entitled to receive the annual bonus which would have been payable for the year ending December 31, 2015, assuming the Company performed for the full year at the level of the Company’s internal projections at the time of his retirement. In accordance with the terms of his separation agreement, a performance bonus of $537,011 was paid to Mr. Mendlik.

Long-Term Incentive Compensation

We primarily rely upon equity-based awards to provide long-term incentive compensation to recruit and retain talented individuals and to motivate them to meet or exceed our long-term business objectives.

Prior to the completion of our IPO in 2013, we adopted the 2013 LTIP, which allows us to provide participants with added incentive to remain employed by or perform services for us and align such individuals’ interests with those of our stockholders. During the year, the Board of Directors authorized 2 equity awards that fell outside the normal equity grant cycle (which has typically been in the fall time frame):

•

Effective January 2, 2015, the Board of Directors authorized a restricted stock grant, vesting over four years subject to continued service through the applicable vesting date, to Ms. Madsen in connection with her joining the Company in December 2014. The award was determined pursuant to negotiations and based on the same criteria used for determining awards for other executives.

•

In May 2015, the Board of Directors authorized a restricted stock unit award, vesting over four years subject to continued service through the applicable vesting date, for Ms. Berger, to align her equity incentive compensation with other members of the Company’s executive team who had received equity awards in 2014.

Following our 2015 Stockholder Meeting and stockholder outreach efforts discussed above, we modified our approach to equity-based awards for executive management. Beginning with the September 2015 awards to Messrs. Treinen and Mussman and Ms. Madsen, a subcommittee of the Compensation Committee (the

“Subcommittee”) authorized equity grants, 60% of which were performance-based restricted stock unit awards based on our TSR performance relative to the Russell 2000 (as described below), and 40% of which had service-based vesting over a four-year period. In determining the size of the 2015 equity awards, the Subcommittee considered an analysis prepared by Meridian and the recommendations of the CEO and Compensation Committee. The CEO’s and Compensation Committee’s recommendations were based on the following factors: 1) the executive’s expected impact on the Company’s financial objectives; 2) the Company’s ability to replace the executive in the event of the executive’s departure; 3) the size of the organization including number of employees, revenue and income under the executive’s control; and 4) the amount received by others in relatively similar positions. No equity award was made in 2015 to Mr. Barker or Mr. Mendlik in light of Mr. Barker’s multi-year equity award in 2014 and Mr. Mendlik’s retirement.

Under the terms of the performance-based restricted stock unit awards (“Performance Award”), the Performance Awards will vest based on the Company’s TSR percentile ranking over the performance period beginning on September 1, 2015 and ending on August 31, 2018 (the “Performance Period”) compared to the TSR of the companies included in the Russell 2000 (on both the first and last day of the Performance Period), in accordance with the schedule below. If the Company’s TSR is negative for the performance period, the maximum award which may vest is the target award.

	Company Percentile Rank vs. Russell 2000	Aggregate Percentage of Shares Vested(1)
Below Threshold	Below the 30th percentile	0%
Threshold	At the 30th percentile	50%
Target	At the 55th percentile	100%
Maximum	At or above the 80th percentile	175%

(1)	Vesting percentage will be determined using straight-line interpolation between performance levels, rounded up or down to the nearest whole share.

Stock Deferral Plan

On April 30, 2015, the Board approved the West Corporation Stock Deferral Plan (the “Stock Deferral Plan”) for the benefit of employees designated by the Board or the Compensation Committee. Under the Stock Deferral Plan, participants may elect to defer the receipt of some or all of the shares of common stock subject to a restricted stock award or restricted stock unit award and any accrued dividends or dividend equivalents with respect to such shares. If a participant makes a deferral election, the participant’s deferral account under the Stock Deferral Plan would be credited with deferred share units equal to the number of shares of common stock and any accrued dividends or dividend equivalents on the date they would have otherwise vested. The deferred share units credited to a participant’s deferral account will be paid to the participant in a single lump sum payment or in annual installments over a period of not more than 10 years, as elected by the participant.

Other Long-Term Benefit Plans

We also provide a nonqualified deferred compensation plan, which we refer to as our Deferred Compensation Plan, to certain of our senior level executives. Eligible executives are allowed to defer annually their bonus and up to 50% of base salary not to exceed $500,000, in each case, attributable to services performed in the following plan year. Deferrals are credited with notional earnings based on notional shares of various mutual funds or notional equity interests in our Company, at the election of the executive. If the executive chooses notional equity interests in our Company as the investment alternative, we match a portion of the executive’s deferrals. For 2015, the matching contribution was 50%. Matching contributions to the Deferred Compensation Plan vest ratably over a five-year period beginning on January 1, 2007 or, if later, the date the executive first participates in the Deferred Compensation Plan. The vested portion of the participant’s account under the Deferred Compensation Plan will be paid on the date specified by the participant which can be no earlier than five years following the plan year of deferral or, if earlier, the date the participant separates from service with us. Deferrals credited with earnings based on notional equity interests are paid through the issuance of our shares, unless the Compensation Committee elects to settle such obligation in cash. Recipients of the shares have no equity or contractual put right with respect to the shares until distributed to them. The Deferred Compensation Plan further aligns the interests of executive management and the long-term goals of equity holders by allowing executives to increase their equity interest in us.

We also provide a 401(k) plan and a second deferred compensation plan, which we refer to as our Executive Retirement Savings Plan. We match contributions up to 14% of income or the statutory limit, whichever is less. We believe that such plans provide a mechanism for the long-term financial planning of our employees.

Other Perquisites

We provide discretionary perquisites to create goodwill with employees and to reward employees for achievements that may not be measurable financial objectives. We do not believe perquisites should be a significant element of our compensation program. Currently we provide Company paid medical and dental premiums for Mr. Barker and Ms. Berger.

Severance Protection

Each of the named executive officers is party to an employment agreement, which provides for payments in the event of a termination of employment, as well as a change in control severance agreement (the “Change in Control Agreement”), which provides for additional payments and benefits in the event of certain terminations of employment following a change in control. The purpose of the severance protection included in the employment agreements and Change in Control Agreements is to attract and retain Company executives. We believe that it is appropriate to provide executives with the protections afforded by such severance as it protects our executives from termination for circumstances outside of their control. The purpose of the Change in Control Agreements is to provide certainty to executives during any potential change in control transaction. The terms and amount of severance benefits under the Change in Control Agreements were based upon the form of such agreements executed by the Company’s executives prior to the Company’s 2006 Recapitalization. Under the Change in Control Agreements, if the participant’s employment with us terminates during the two-year period following the consummation of a change in control for any reason other than cause, resignation without good reason, death or disability, then the participant is entitled to:

•	unpaid base salary and bonus;

•	a prorated target bonus for the year in which the termination occurs;

•

lump sum payments of either two times (for named executive officers other than the CEO) or three times (for the CEO) the executive’s salary and target bonus in effect immediately prior to the change in control;

•	continued benefit coverage for the executive and his or her dependents for a period not to exceed three years;

•

accelerated vesting of any long-term incentive award held by the participant, with any applicable performance goals deemed satisfied at the target level, unless the long-term incentive award provides for a different treatment (e.g., the performance awards granted in 2015 provide for prorated vesting for the pre- and post-change in control periods as described further under “Potential Payment Upon Termination or Change in Control”); and

•	outplacement assistance for a period of time not to exceed twelve months.

Stock Ownership Guidelines

In October 2013, the Board of Directors established stock ownership guidelines for our Chief Executive Officer, our named executive officers and other senior officers to reinforce the link between their financial interests and those of our stockholders. The guidelines are expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (under the guidelines) includes stock owned directly or beneficially through ownership by or for the benefit of direct family members (spouses and/or dependent children), restricted stock and restricted stock units or stock units owned through our Deferred Compensation Plan, in each case, whether or not vested.

Under our stock ownership guidelines, Mr. Barker is expected to own an amount of our stock equal in value to at least five times his base salary and our other continuing named executive officers are expected to own an amount of our stock equal in value to at least three times their respective base salaries.

Current officers are expected to attain the ownership guideline by November 1, 2016, or, within three years after first becoming subject to the guidelines. As of the end of fiscal year 2015, all of our continuing named executive officers satisfy the applicable stock ownership guidelines.

Tax Implications of Executive Compensation Program

Under Section 162(m) of the Internal Revenue Code, named executive officer (other than the Chief Financial Officer) compensation over $1 million for any year is generally not deductible for United States income tax purposes unless certain requirements are met. The Compensation Committee structures compensation to take advantage of the performance-based compensation exemption under Section 162(m) to the extent practicable. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this proxy statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Paul R. Garcia, Chair

Gregory T. Sloma

Anthony J. DiNovi (former member)

2015 EXECUTIVE COMPENSATION

Summary Compensation

The following table shows compensation information for 2015 and, to the extent required under the SEC executive compensation disclosure rules, 2014 and 2013 for the named executive officers.

2015 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Non-Equity Incentive Plan Compensation(3) ($) (g)	All Other Compensation(4) ($) (h)	Total ($) (i)
Thomas B. Barker	2015	1,000,000	-	-	1,296,560	260,744	2,557,304
Chief Executive	2014	1,000,000	-	21,939,798	1,429,040	260,157	24,628,995
Officer and Director	2013	1,000,000	750,000	1,699,988	1,478,209	262,766	5,190,963

Nancee R. Berger	2015	660,000	-	3,122,000	907,658	268,987	4,958,645
President and Chief Operating Officer	2014	660,000	1,500	-	1,000,327	251,889	1,913,716
	2013	660,000	250,000	551,500	1,034,745	267,005	2,763,250

Jan D. Madsen	2015	396,923	-	2,211,900	207,765	183,102	2,999,690
Chief Financial Officer and Treasurer				-

Paul M. Mendlik(5)	2015	173,538	-	-	537,011	618,058	1,328,607
Former Chief Financial Officer and Treasurer	2014	480,000	-	-	321,533	204,517	1,006,050
	2013	480,000	250,000	137,875	332,590	262,314	1,462,779

David C. Mussman	2015	350,000	1,000	808,560	194,456	144,458	1,498,474
Executive Vice	2014	350,000	-	1,848,125	214,356	59,450	2,471,931
President, General Counsel

David J. Treinen	2015	430,000	-	970,275	292,013	195,246	1,887,534
Executive Vice President Corporate Development and Planning	2014	430,000	-	2,217,750	321,533	79,629	3,048,912

(1) The 2015 bonus for Mr. Mussman was in connection with a patent filing.

(2) The amounts reported for 2015, 2014 and 2013 represent the grant date fair value associated with the restricted stock or restricted stock unit awards granted in each year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). See note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC Topic 718. For Ms. Madsen and Messrs. Mussman and Treinen, the amounts reported for 2015 also include the grant date fair value of the Performance Awards, which was calculated based on the probable outcome of the market-based performance condition at the time of grant. The Performance Awards vest based on the Company’s TSR percentile ranking over the three-year performance period compared to the TSR of companies included in the Russell 2000 Index on both the first and last day of the applicable performance period. The grant date fair value of the Performance Awards do not correspond to the actual value that may be recognized by Ms. Madsen, Mr. Mussman or Mr. Treinen with respect to these awards, which may be higher or lower based on a number of factors, including the Company’s performance, the performance of the companies in the Russell 2000 Index, stock price fluctuations and applicable vesting. Under ASC Topic 718, the vesting condition related to the 2015 Performance Awards is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions.

(3) The amounts in this column constitute performance-based bonuses earned under each named executive officer’s employment agreements approved by the Compensation Committee at the beginning of each fiscal year. Please see the “Compensation Discussion and Analysis” for further information regarding these performance-based bonuses.

(4) Amounts included in this column are set forth by category below in the “2015 All Other Compensation Table.”

(5) Mr. Mendlik retired from the Company effective April 30, 2015.

	2015 All Other Compensation Table

Name (a)	Company Contributions to Retirement Plans ($) (1) (b)	Insurance Premiums ($) (2) (c)	Consulting and Paid Time Off Payments ($) (3) (d)	Total ($) (e)
Thomas B. Barker	259,000	1,744		260,744
Nancee R. Berger	259,000	9,987		268,987
Jan D. Madsen	183,102	—		183,102
Paul M. Mendlik	315,502	4,094	298,462	618,058
David C. Mussman	144,458	—		144,458
David J. Treinen	195,246	—		195,246

(1) Includes the employer match under the Executive Retirement Savings Plan, the Company’s tax-qualified retirement savings plan and the Deferred Compensation Plan.

(2) This column includes Company paid medical and dental premiums for Mr. Barker and Ms. Berger and the employer portion of health insurance premiums paid by the Company in accordance with Mr. Mendlik’s separation agreement.

(3) Pursuant to Mr. Mendlik’s separation agreement the Company agreed to retain Mr. Mendlik as a consultant for a period of two years from the date of his termination of employment (the “Consulting Period”). During the Consulting Period, Mr. Mendlik will receive a consulting fee at a rate of $40,000 per month. Mr. Mendlik also received $18,462 as a lump sum payment for his accrued and unpaid paid time off.

2015 Grants of Plan-Based Awards

The following table shows awards granted to each of our named executive officers in 2015.

	2015 Grants of Plan-Based Awards Table

	Grant Date (b)	Approval Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards Number of Shares of Stock (#) (i) (3)	Grant Date Fair Value of Stock Awards ($) (j) (4)
Name (a)			Target	Maximum	Threshold	Target	Maximum
			($) (d)	($) (e)	(#) (f)	(#) (g)	(#) (h)
Thomas B. Barker			1,666,670	N/A
Nancee R. Berger			1,166,802	N/A
	May 1, 2015	April 30, 2015						100,000	3,122,000
Jan D. Madsen			267,308	N/A
	January 2, 2015	December 18, 2014						37,500	1,241,625
	September 14, 2015	September 14, 2015						15,000	355,350
	September 14, 2015	September 14, 2015			11,250	22,500	39,375		614,925
Paul M. Mendlik			375,568	N/A
David C. Mussman			249,932	N/A
	September 14, 2015	September 14, 2015						12,500	296,125
	September 14, 2015	September 14, 2015			9,375	18,750	32,813		512,435
David J. Treinen			375,568	N/A
	September 14, 2015	September 14, 2015						15,000	355,350
	September 14, 2015	September 14, 2015			11,250	22,500	39,375		614,925

(1)

The employment agreements for each named executive officer provide for performance-based bonuses if certain performance objectives are achieved. The performance-based bonus opportunities for the named executive officers do not provide for a minimum or maximum bonus opportunity. Amounts actually earned under the employment agreements are reflected in column (g) to the 2015 Summary Compensation Table. See the “Compensation Discussion and Analysis” section for further information regarding the 2015 annual performance-based bonus.

(2)

On September 14, 2015, we granted Performance Awards to Messrs. Mussman and Treinen and Ms. Madsen under the Company’s 2013 LTIP. Each Performance Award represents a contingent right to receive between zero and 1.75 shares of West common stock. This Performance Award will vest based on the Company’s TSR percentile ranking over the Performance Period as compared to the TSR of companies included in the Russell 2000 on both the first and last day of the Performance Period, which began on September 1, 2015 and ends on August 31, 2018, in accordance with the following schedule:

	Company Percentile Rank vs. Russell 2000	Aggregate Percentage of Shares Vested(1)
Below Threshold	Below the 30th percentile	0%
Threshold	At the 30th percentile	50%
Target	At the 55th percentile	100%
Maximum	At or above the 80th percentile	175%

Vesting percentage will be determined using straight-line interpolation between performance levels, rounded up or down to the nearest whole share.

(3)

Represents service-based restricted stock awards granted to the named executive officers on September 14, 2015 under the Company’s 2013 LTIP. The restricted stock awards vest over a period of four years with one-fourth of the restricted stock becoming unrestricted on each of the first through fourth anniversaries of the grant date, subject to the executive’s continued employment through the applicable vesting date.

(4)

The amounts reported in this column represent the aggregate grant date fair value of the 2015 stock awards, each computed in accordance with ASC Topic 718. See note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC Topic 718.

Employment Agreements

During 2015, all of the named executive officers were employed pursuant to agreements with us. Each employment agreement sets forth, among other things, the named executive officer’s minimum base salary, non-equity incentive compensation opportunities and entitlement to participate in our benefit plans. The employment agreements are updated annually to reflect base salary and bonus objectives for the applicable year.

Salary and Bonus

The 2015 annual base salaries for the named executive officers established by the Compensation Committee on February 12, 2015 were: Mr. Barker, Chief Executive Officer, $1,000,000; Ms. Berger, President and Chief Operating Officer, $660,000; Ms. Madsen, Chief Financial Officer and Treasurer, $400,000; Mr. Mussman, Executive Vice President General Counsel, $350,000; Mr. Treinen, Executive Vice President Corporate Planning and Development $430,000, and Mr. Mendlik, retiring Chief Financial Officer and Treasurer, $480,000. No annual increases were made for any of the named executive officers for 2015.

The agreements also cover annual incentives. Please see the “Compensation Discussion and Analysis” for a discussion of the specific incentive-based targets for each of the named executive officers.

Term and Termination

The term of each employment agreement commenced on January 1, 2009, except Ms. Madsen’s which commenced on December 24, 2014, and continues indefinitely until terminated pursuant to the terms of the applicable employment agreement. Each employment agreement terminates immediately upon the death of the executive and executive’s employment may otherwise be terminated voluntarily by either party at any time, subject to the terms and conditions of the applicable employment agreement.

In the event that employment is terminated, the executive is entitled to severance payments determined by the nature of the termination. If we terminate an executive’s employment for “cause” (as described below), the executive is entitled only to the obligations already accrued under his or her employment agreement (any such obligations are referred to as “accrued obligations”). An executive who dies is entitled to the accrued obligations and the earned bonus for the year in which his or her death occurs. If an executive terminates his or her employment without “good reason” (as described below), the executive is entitled to receive any accrued obligations and, if the executive’s agreement provides for and such executive provides consulting services, a multiple of his or her base salary payable in equal installments for the consulting period beginning on the date of the termination. If we terminate an executive’s employment without cause or if an executive terminates his or her employment for good reason, the executive is entitled to receive any accrued obligations and a multiple of that executive’s base compensation payable in equal installments for the one or two-year period beginning on the date of the termination and, if the executive’s agreement provides for and such executive provides consulting services to us, an amount equal to the projected annual bonus payable to that executive as of the date of the termination, payable in equal installments for the one or two-year period beginning on the date of the termination. For purposes of determining the severance benefits under the employment agreement, the severance multiple is equal to one for Ms. Madsen, Mr. Mussman and Mr. Treinen and two for Mr. Barker and Ms. Berger. In any case where our obligation to make severance payments to an executive is conditioned on that executive’s provision of consulting services to us, that obligation terminates immediately in the event that the executive ceases to provide such consulting services during the applicable consulting period which begins on the date of the termination.

Under the employment agreements, “cause” shall be deemed to exist if there is a determination that the executive has engaged in significant objective acts or omissions constituting dishonesty, willful misconduct, or gross negligence relating to our business. The employment agreements define “good reason” as the occurrence of one of the following events without the consent of the executive:

•

both (i) a reduction in any material respect in the executive’s position(s), duties or responsibilities with the Company, and (ii) an adverse material change in the executive’s reporting responsibilities, titles or offices with the Company, other than, for purposes of clauses (i) and (ii), a reduction or adverse change attributable to the fact that the Company is no longer a privately-held company;

•

a reduction of 20% or more in the executive’s rate of annual base salary other than a reduction made after the Company determines such reduction is a reasonably necessary step or component to address potential breaches or violations of any debt covenants; or

•	any requirement of the Company that the executive be based more than 50 miles from the facility where the executive is based as of the date of the employment agreement.

Consulting Services

If we terminate an executive’s employment without cause or if an executive terminates his or her employment with or without good reason, we have agreed to retain the executive (other than Ms. Madsen and Mr. Treinen) as a consultant for a period of one or two years (as described above) from the date of the termination, which facilitates the transition associated with an executive’s departure from the Company. During the consulting period, the executive will receive compensation from us as described above and will remain eligible for coverage under all medical, dental, vision, flexible spending account and executive assistance plans or programs available to our actively employed executives. The executive may terminate his or her consulting obligations to us at any time during the consulting period. In the event that an executive chooses to engage in other employment without the Company’s consent, not to be unreasonably withheld, the consulting period and the parties’ respective obligations are immediately terminated.

Restrictive Covenants

Pursuant to each employment agreement, each executive is subject to restrictive covenants related to the protection of confidential information, non-competition, inventions and discoveries, and the diversion of our employees. The term of the non-competition and non-solicitation covenants is one year following termination of employment. An executive’s breach of any of the restrictive covenants contained in an employment agreement entitles us to injunctive relief and the return of any severance payments (excluding accrued obligations) in addition to any other remedies to which we may be entitled.

Mr. Mendlik’s Separation Agreement

In May 2014, the Company announced Mr. Mendlik’s intent to retire in April 2015. In connection with Mr. Mendlik’s retirement and to provide for a smooth transition of CFO responsibilities, the Company entered into a separation agreement on the following terms:

Compensation

Pursuant to Mr. Mendlik’s separation agreement, upon termination of his employment in April 2015, Mr. Mendlik was entitled to the obligations accrued as of his termination date under his employment agreement and an amount equal to the projected annual bonus earned by Mr. Mendlik for the year ending December 31, 2015 based on the Company’s internal projections substantially concurrent with his termination.

Consulting Services

The Company agreed to retain Mr. Mendlik as a consultant for a period of two years from the date of his termination of employment (the “Consulting Period”). During the Consulting Period, Mr. Mendlik will receive a consulting fee at a rate of $40,000 per month and will remain eligible for coverage under all medical, dental, vision, flexible spending account and executive assistance plans or programs available to actively employed executives of the Company. Mr. Mendlik may terminate his consulting obligations to the Company at any time during the Consulting Period. In the event that Mr. Mendlik chooses to engage in certain other employment, the Consulting Period and the related obligations of the Company and Mr. Mendlik will immediately terminate. Following the termination of his employment, Mr. Mendlik’s stock option award was forfeited or expired and a restricted stock award remained outstanding, in each case, in accordance with their respective terms. Please see the 2015 Outstanding Equity Awards at Fiscal Year-End Table for the outstanding restricted stock award held by Mr. Mendlik as of December 31, 2015.

The payments described above are in lieu of certain amounts payable under Mr. Mendlik’s employment agreement and Change in Control Agreement with the Company.

Change in Control Agreements

The Company is party to Change in Control Agreements with certain executive officers and other key employees of the Company. An employee who enters into a Change in Control Agreement is entitled to the following severance benefits if the employee’s employment with the Company terminates during the two-year period following the consummation of a Change in Control (as defined in the Change in Control Agreement) for any reason other than cause, resignation without good reason, death or disability, as described in the Change in Control Agreement, or if the employee’s employment is terminated by the Company without cause prior to the consummation of a Change in Control at the direction or request of the person or group contemplating the Change in Control:

•	any unpaid base salary and bonus;

•

a prorated bonus for the year in which the termination occurs, based on the higher of the target bonus for the year of termination or the target bonus in effect immediately prior to the consummation of the Change in Control;

•

a lump sum payment equal to (i) two times the sum of the employee’s highest annual base salary in effect during the 12 months prior to the termination date plus the employee’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the employee’s bonuses during the three years prior to the date of the Change in Control) if the employee is a Tier 2 employee or (ii) a lump sum payment equal to three times such sum if the employee is a Tier 1 employee;

•

continued benefit coverage for the employee and his or her dependents for a period of (i) two years after the date of termination if the employee is a Tier 2 employee or (ii) three years after the date of termination if the employee is a Tier 1 employee;

•

accelerated vesting of any long-term incentive award (including, without limitation, any option, restricted stock, restricted stock unit, and other equity-based award) held by the employee, with any applicable performance goals deemed satisfied at the target level, except to the extent such long-term incentive award, by its terms, provides for a different treatment for the performance goals, including with respect to the performance awards granted in 2015, which provide for prorated vesting for the pre and post change in control periods as described below;

•	outplacement assistance for a period of 12 months (but with a cost not to exceed $15,000 per employee).

Mr. Barker is a Tier 1 employee and Ms. Berger and Ms. Madsen and Messrs. Mussman and Treinen are Tier 2 employees.

The severance benefits under the Change in Control Agreement are in lieu of any severance and consulting compensation paid under the employee’s existing employment agreement; except that, if the cash severance and consulting compensation payable under the employee’s existing employment agreement exceed the cash severance under the Change in Control Agreement, then the employee will receive the cash severance and consulting compensation payable under such employment agreement rather than the cash severance payable under the Change in Control Agreement. If the payments to the employee would cause the employee to be subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the employee may elect to reduce the payments to the largest amount that could be payable without causing any payment to be (i) subject to the excise tax or (ii) nondeductible by the Company by reason of Section 280G of the Code.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2015. The market value of shares of stock that have not vested reflects a stock price of $21.57, the closing price on December 31, 2015.

2015 Outstanding Equity Awards At Fiscal Year-End Table

		Option Awards				Stock Awards
Name (a)		Number of Securities Underlying Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#) (f)	Market Value of Shares of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards Number of Unearned Shares That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (i)
Thomas B. Barker
		192,656		33.52	3/30/2022
	(1)	385,312	192,656	25.52	3/30/2022
	(2)					25,687	554,069
	(3)					450,000	9,706,500
	(4)							75,000	1,617,750
Nancee R. Berger
	(1)	31,250		33.52	3/30/2022
	(1)	62,500	31,250	25.52	3/30/2022
	(2)					8,333	179,743
	(6)					100,000	2,157,000
Jan D. Madsen
	(5)					37,500	808,875
	(7)					15,000	323,550
	(8)							22,500	485,325
Paul M. Mendlik
	(2)					2,083	44,930
David C. Mussman
		25,000		33.52	3/30/2022
	(1)	50,000	25,000	25.52	3/30/2022
	(2)					3,333	71,893
	(3)					46,875	1,011,094
	(7)					12,500	269,625
	(8)							18,750	404,438
David J. Treinen
		25,000		33.52	3/30/2022
	(1)	50,000	25,000	25.52	3/30/2022
	(2)					3,333	71,893
	(3)					56,250	1,213,313
	(7)					15,000	323,550
	(8)							22,500	485,325

(1)	These options were granted to each named executive officer on March 30, 2012 and are scheduled to vest ratably on the second, third and fourth anniversaries of the date of grant.

(2)

Represents restricted stock awards granted to the named executive officers on July 30, 2013 under the Company’s 2013 LTIP. The restricted stock awards vest over a period of three years with one-third of the restricted stock awards becoming unrestricted on each of the first through third anniversaries of the grant date.

(3)

Represents restricted stock awards granted to the named executive officers on September 2, 2014 under the Company’s 2013 LTIP. The restricted stock awards vest over a period of four years with one-fourth of the restricted stock awards becoming unrestricted on each of the first through fourth anniversaries of the grant date.

(4)

On October 30, 2014, we issued 150,000 performance-based restricted stock awards to Mr. Barker. These awards vest based on the Company’s TSR percentile ranking over the applicable performance period compared to the TSR of companies included in the Russell 2000 on both the first and last day of the applicable performance period which ends on December 31, 2017, with an interim performance period which ends on December 31, 2016 and a supplemental performance period which ends on December 31, 2018. This award is reported in the table at the target level of 75,000 shares.

(5)

Represents a restricted stock award granted to the named executive officer on January 2, 2015 under the Company’s 2013 LTIP. The restricted stock award vests over a period of four years with one-fourth of the restricted stock award becoming unrestricted on each of the first through fourth anniversaries of the grant date.

(6)

Represents a restricted stock unit award granted to the named executive officer on May 1, 2015 under the Company’s 2013 LTIP. The restricted stock unit award vests over a period of four years with one-fourth of the restricted stock unit award becoming unrestricted on each of the first through fourth anniversaries of the grant date.

(7)

Represents a restricted stock award granted to the named executive officer on September 14, 2015 under the Company’s 2013 LTIP. The restricted stock award vests over a period of four years with one-fourth of the restricted stock award becoming unrestricted on each of the first through fourth anniversaries of the grant date.

(8)

On September 14, 2015, we issued Performance Awards to Messrs. Mussman and Treinen and Ms. Madsen. Each Performance Award represents a contingent right to receive between zero and 1.75 shares of West common stock. This Performance Award will vest based on the Company’s TSR percentile ranking over the Performance Period as compared to the TSR of companies included in the Russell 2000 on both the first and last day of the Performance Period, which began on September 1, 2015 and ends on August 31, 2018. These Performance Awards are reported in the table at the target level.

Option Exercises and Stock Vested

The following table shows for each named executive officer all option awards exercised and all stock awards that vested during 2015.

2015 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Thomas B. Barker	—	—	175,688	4,361,718
Nancee R. Berger	—	—	8,334	238,852
Jan D. Madsen	—	—	—	—
Paul M. Mendlik	31,250	151,406	2,084	59,727
David C. Mussman	—	—	18,959	473,209
David J. Treinen	—	—	22,084	548,740

Nonqualified Deferred Compensation Table

The following table shows certain information regarding our Deferred Compensation Plan and Executive Retirement Savings Plan.

2015 Nonqualified Deferred Compensation Table
Name (a)		Executive Contributions in Last Fiscal Year (1) ($) (b)	Registrant Contributions in Last Fiscal Year (2) ($) (c)	Aggregate Earnings in Last Fiscal Year (3) ($) (d)	Aggregate Withdrawals/ Distributions (4) ($) (e)	Aggregate Balance at Last Fiscal Year End (5) ($) (f)
Thomas B. Barker
	Deferred Compensation Plan	500,000	250,000	(3,573,566)	-	9,356,395
	Executive Retirement Savings	10,050	5,025	(2,182)		237,305
Nancee R. Berger
	Deferred Compensation Plan	527,085	263,542	(2,902,467)	-	8,254,947
	Executive Retirement Savings	10,050	5,025	(648)		356,370
Jan D. Madsen
	Deferred Compensation Plan	351,743	175,872	(117,192)	-	410,422
Paul M. Mendlik
	Deferred Compensation Plan	608,465	304,232	(1,123,710)	5,981,384	-
	Executive Retirement Savings	66,280	7,294	(269)	250,043	-
David C. Mussman
	Deferred Compensation Plan	270,916	135,458	(1,226,883)	-	2,636,623
	Executive Retirement Savings	10,050	5,025	6,585		245,252
David J. Treinen
	Deferred Compensation Plan	382,543	191,271	(1,556,526)	266,210	4,513,884

(1)	Amounts in this column are also included in columns (c), (d) and (g) of the 2015 Summary Compensation Table.

(2)	Amounts in this column are also included in column (h) of the 2015 Summary Compensation Table.

(3)	The aggregate earnings represent the market value change of these plans during 2015. None of the earnings are included in the 2015 Summary Compensation Table.

(4)	Amounts in this column represent withdrawals made pursuant to deferral elections under the Deferred Compensation Plan and Executive Retirement Savings Plan.

(5)

Amounts in this column include both vested and unvested balances. The following amounts were previously reported as compensation to the executives in the Summary Compensation Tables for 2014 and 2013. These amounts consist of Executive Contributions and Company Contributions as follows:

	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)
Thomas B. Barker	509,851	254,850	509,849	254,925
Nancee R. Berger	482,766	241,383	509,849	254,925
Paul M. Mendlik	401,386	200,618	510,351	255,017
David C. Mussman	111,250	55,626	-	-
David J. Treinen	151,607	75,804	-	-

Non-Qualified Retirement Plans

Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors and highly compensated employees who are approved for participation by the Board may elect to defer a portion of their compensation and have such deferred compensation notionally invested in the same mutual fund investments made available to participants in the 401(k) plan or in notional equity interests in our Company. Open enrollment for eligible participants to participate in the Deferred Compensation Plan is held annually. Upon enrollment, the participant’s participation and deferral percentage is fixed for the upcoming calendar year. Participants may select from designated mutual funds or equity interests for notional investment of their deferred compensation. Administration of the Deferred Compensation Plan is performed by an outside provider, Wells Fargo Institutional Trust Services. Executives are allowed to defer their bonus and up to 50% of salary, not to exceed $500,000, in each case, attributable to services performed in the following plan year. We match a percentage of any amounts notionally invested in equity interests which was 50% in 2015. Such matched amounts are subject to 20% vesting each year. All matching contributions are 100% vested five years after the later of January 1, 2007 or, if later, the date the executive first participates in the Deferred Compensation Plan. All matching contributions become 100% vested if: (i) the participant dies or becomes disabled or is terminated without cause; (ii) a change in control occurs; or (iii) the Deferred Compensation Plan terminates. For purposes of the Deferred Compensation Plan, a change in control means the occurrence of any of the following: (1) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (2) any consolidation or merger of the Company with or into any other corporation or other person, or any other corporate reorganization or transaction in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock and either: (i) represent directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, or (ii) do not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board of Directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; or (3) any stock sale or other transaction or series of related transactions after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Exchange Act, other than the Former Sponsors and their respective affiliated funds; but excluding any bona fide primary or secondary public offering). The Deferred Compensation Plan and any earnings thereon are held separate and apart from our other funds, but remain subject to claims by our general creditors. Earnings in the Deferred Compensation Plan are based on the change in market value of the Deferred Compensation Plan investments during a given period. The vested portion of the participant’s account under the Deferred Compensation Plan will be paid on the date specified by the participant, which can be no earlier than five years following the year of deferral or, if earlier, the date the participant separates from service with us. Deferrals invested in notional equity interests are paid through the issuance of our shares.

Recipients of the equity interests upon such distribution have no equity or contractual put right with respect to the issued equity interests.

2015 returns for the investment funds in the Deferred Compensation Plan were:

Fund	2015 return	Fund	2015 return
Wells Fargo Advantage Ultra Short Term	0.32%	Baron Small Cap	-5.24%
PIMCO Total Return P	0.63%	American Funds New Perspective	5.30%
MFS Value I	-0.54%	American Funds Euro Pacific Growth	-0.53%
Wells Fargo Index Adm	1.16%	Mainstay Large Cap Growth I	6.17%
Fidelity Advisor Growth Opportunity I	5.15%	Goldman Sachs Mid Cap Value	-9.12%
Scout Mid Cap	1.41%	MFS Total Return I	-0.13%
PIMCO High Yield	-1.85%	West Company	-31.91%

Participation in the Executive Retirement Savings Plan is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. Open enrollment to participate in the Executive Retirement Savings Plan is held annually. Upon enrollment, the participant’s participation and deferral percentage is fixed for the upcoming calendar year. Participants may select from designated mutual funds for investment of their deferred compensation. Participants may change their investment selection as often as they choose. Administration of the Executive Retirement Savings Plan is performed by an outside provider, Wells Fargo Institutional Trust Services. We will match 50% of employee contributions, limited to the same maximums and vesting terms as those of the 401(k) plan. Earnings in the Executive Retirement Savings Plan are based on the change in market value of the plan investments (mutual funds) during a given period. We maintain a grantor trust under the Executive Retirement Savings Plan. The principal of the trust and any earnings thereon are held separate and apart from our other funds and are used exclusively for the uses and purposes of plan participants, but remain subject to claims from our general creditors. Distributions from the Executive Retirement Savings Plan are permitted only upon termination of employment with the Company.

Potential Payments Upon Termination or Change in Control

As described under “Employment Agreements” and “Change in Control Agreements,” each of the named executive officers is subject to an employment agreement and change in control severance agreement that provides severance payments upon certain termination of employment events. In addition, as noted above, participants in the Deferred Compensation Plan are eligible to receive accelerated vesting of Company matching contributions in the event of an employee’s death, disability, termination without cause or a change in control. Please see the “2015 Nonqualified Deferred Compensation Table” for balances in the Deferred Compensation Plan as of December 31, 2015.

With respect to the Performance Awards, upon termination of employment on account of death or disability, the Performance Award will vest and the number of shares issuable will be prorated for the pre- and post-termination periods. For the pre-termination period, the number of shares that will vest will be determined based on actual performance. For the post-termination period, the number of shares that will vest will be determined based on target performance. Other than in the case of termination following a change in control, upon termination of employment for any other reason prior to the end of the Performance Period, the unvested portion of the award as of such termination date will be forfeited.

In the event of a change in control prior to the end of the Performance Period, the Performance Award will be converted into a service-vested award which will cliff vest at the earlier of (i) the end of the Performance Period and (ii) a termination of employment by the Company without cause or by the participant for good reason. The vested portion of the Award will be prorated for the pre- and post-change in control periods. For the pre-change in control period, the number of shares that will vest will be determined based on actual performance. For the post-change in control period, the number of shares that will vest will be determined based on target performance.

The following table sets forth the payments and benefits that each named executive officer would have been entitled to upon certain termination events or a change in control as of December 31, 2015.

Potential Payments Upon Termination or Change in Control

	Prior to a Change in Control				Following a Change in Control
Name (a)	Potential Benefits Upon Termination (1) ($) (b)	Potential Cash Severance Payment Upon Voluntary Termination (2) ($) (c)	Potential Cash Severance Payment Upon Involuntary Termination (2) ($) (d)	Continued Vesting Following Termination (3) ($) (e)	Potential Benefits Upon Termination (4) ($) (f)	Potential Cash Severance Payment Upon Termination (5) ($) (g)	Accelerated Vesting Upon Change in Control (6) ($) (h)
Thomas B. Barker	16,335	2,241,707	3,908,373	7,025,069	42,264	8,241,705	13,496,069
Nancee R. Berger	56,900	1,489,222	2,655,888	1,258,243	73,745	3,822,554	2,336,743
Jan D. Madsen	-	38,816	438,816	-	16,424	1,588,816	1,617,750
David C. Mussman	15,329	386,239	636,239	408,924	47,503	1,236,239	1,757,049
David. J. Treinen	-	54,509	484,509	-	29,403	1,664,509	2,094,080

(1)	Benefits include payments of medical, accident, disability and life insurance premiums during the consulting period following a qualifying termination of employment as described in (2) below.

(2)

In accordance with each executive’s employment agreement, (i) in the event of the executive’s voluntary termination of employment without good reason, the executive would be entitled to receive his or her base salary as payment for services as a consultant during the post-termination consulting period; and (ii) in the event of the executive’s termination of employment by the Company without cause or by the executive for good reason, the executive would be entitled to receive his or her base salary for the severance period following termination of employment and a further payment for those executives providing consulting services, equal to such executive’s projected annual bonus. The severance periods (and, if applicable, consulting periods) are one year for Ms. Madsen, Mr. Treinen and Mr. Mussman and two years for Mr. Barker and Ms. Berger. Amounts shown also include bonus amounts earned in 2015 but unpaid as of December 31, 2015.

(3)

The amount in this column represents the value of the unvested restricted shares and unvested stock options held under the Company’s 2013 LTIP or 2006 Executive Incentive Plan that would continue to vest during the applicable consulting periods set forth in (2) above. Ms. Berger’s March 2012 stock option award and Mr. Mussman’s September 2015 restricted stock and restricted stock unit awards would not vest during their respective consulting periods.

(4)

Benefits include payments of medical, accident, disability and life insurance premiums for a specified period of time following a qualifying termination of employment as described in (5) below. Also included in this amount are outplacement services of up to $15,000 which will be provided to each of the executives pursuant to the terms of their Change in Control Agreements.

(5)

In accordance with the each executive’s Change in Control Agreement, in the event of the executive’s termination of employment by the Company without cause or by the executive for good reason following a change in control, the executive would be entitled to receive a lump sum payment equal to two times (or, in the case of Mr. Barker, three times) the sum of the employee’s highest annual base salary in effect during the 12 months prior to the termination date plus the employee’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the employee’s bonuses during the three years prior to the date of the change in control).

(6)

The amount in this column represents the value of the unvested restricted shares and unvested stock options held under the Company’s 2013 LTIP or 2006 Executive Incentive Plan as of December 31, 2015. Equity awards granted beginning September 2015 require a double trigger to accelerate vesting (a qualifying termination of employment following a change in control). The performance awards are calculated as if paid out at target.

Mr. Mendlik’s Retirement

As described above, the Company entered into a separation agreement with Mr. Mendlik in May 2014 to provide for a smooth transition of CFO responsibilities. Pursuant to Mr. Mendlik’s separation agreement, upon termination of his employment in April 2015, Mr. Mendlik received accrued obligations under his employment agreement and an amount equal to the projected annual bonus earned by Mr. Mendlik for the year ending December 31, 2015 assuming the Company performed for the full year at the level of the Company’s internal projections at the time of his retirement. Following his retirement, Mr. Mendlik served as a consultant and received a consulting fee at a rate of $40,000 per month. In connection with his consulting, Mr. Mendlik is also eligible for coverage under all medical, dental, vision, flexible spending account and executive assistance plans or programs available to actively employed executives of the Company, which resulted in a benefit of $4,094 to Mr. Mendlik in 2015. Following the termination of his employment, Mr. Mendlik’s stock option awards were forfeited or expired and a restricted stock award remained outstanding, in each case, in accordance with their respective terms. Please see the 2015 Outstanding Equity Awards at Fiscal Year-End Table for the outstanding restricted stock award held by Mr. Mendlik as of December 31, 2015, which will continue to vest during the consulting period.

Subsequent to December 31, 2015, assuming the consulting arrangement continues in accordance with the terms of his separation agreement, Mr. Mendlik would receive additional consulting payments of $640,000 in the aggregate and estimated medical coverage benefits of $8,188. In the event that Mr. Mendlik chooses to engage in other employment without the Company’s consent, not to be unreasonably withheld, the consulting period and the parties’ respective obligations are immediately terminated.

Risk Management and Compensation

The Compensation Committee has designed the Company’s compensation structure with the intent to attract and retain executives who have the ability and desire to grow the Company profitably. The Compensation Committee believes that incentive compensation should encourage risk within parameters that are appropriate for the long-term profitable growth of our businesses.

Each year, the Compensation Committee reviews each compensation element, including the factors for determining executive bonuses for the upcoming year as well as the bonus targets and payout ranges. The Compensation Committee believes that certain factors mitigate the potential risks posed by the Company’s annual and long-term compensation elements. For example, bonuses are generally earned upon the profitable growth over the prior year. In addition, the Company has designed its internal control system to provide reasonable assurance regarding the reliability of the Company’s accounting records and financial reporting system. The Company’s performance metrics for the annual cash bonus program are subject to the scrutiny of our internal control system. The Company also engages in a comprehensive budgeting process which requires multi-level approvals with respect to various expenditures, including capital expenditures and the addition of new personnel. The Compensation Committee believes that the Company’s budgeting process as well as the various internal controls implemented by the Company limit the actions that employees can take without proper review and evaluation of the potential risks to the Company of such actions. The Company has also established ownership guidelines, a compensation recoupment or “clawback” policy, anti-hedging and anti-pledging provisions, and requires equity awards to vest over a three or four year period, each of which we believe mitigates risk.

The Compensation Committee believes that each of these factors mitigates any risks posed by the Company’s compensation program.

2015 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Total ($) (d)
Lee Adrean	75,000	100,000	175,000
Donald M. Casey, Jr.	75,000	100,000	175,000
Anthony J. DiNovi	-	-	-
Paul R. Garcia	75,000	100,000	175,000
Laura A. Grattan	-	-	-
Michael A. Huber	-	-	-
Diane E. Offereins	75,000	100,000	175,000
Gregory T. Sloma	75,000	100,000	175,000

Non-employee Director Compensation

We compensate our non-employee directors who are not affiliated with our Former Sponsors as follows: (i) upon joining our Board of Directors, each non-employee director received a cash retainer fee of $75,000 and shares of common stock with a fair market value equal to $100,000, with the stock award subject to pro rata forfeiture if the director does not remain on the Board for at least six months, and (ii) for each successive year on the Board an annual cash retainer of $75,000 and an annual equity grant of restricted stock with a fair market value equal to $100,000, which will vest on the one-year anniversary of the date of grant. As of December 31, 2015, the unvested shares of restricted stock held by each such non-employee director was as follows: Mr. Adrean, 3,246 shares, Mr. Casey, 4,508 shares Messrs. Garcia and Sloma, 3,082 shares, and Ms. Offereins, 3,250 shares.

Stock Ownership Guidelines

The Board has also established stock ownership guidelines for each independent director in order to further align the interests of directors and stockholders, which calls for each independent director to own shares equal to three (3) times the annual cash retainer of such director. This ownership level should be achieved within three (3) years after the director joins the Board or, if later, within three (3) years after the director becomes an independent director. Equity-based compensation arrangements count towards the minimum ownership requirement.

RELATED PERSON TRANSACTIONS

Stock Repurchase

Since January 1, 2015, the Company was involved in two related person transactions in connection with stock repurchases. On March 18, 2015, the Company entered into an agreement with certain selling stockholders affiliated with our Former Sponsors to repurchase 1,000,000 shares of common stock from such selling stockholders in a private transaction, which closed concurrently with a secondary offering, at $29.596875 per share, which was the price at which the shares of common stock were sold to the public in the secondary offering, less underwriting discounts and commissions, for an aggregate purchase price of approximately $29.6 million.

On June 24, 2015, the Company entered into an agreement with certain selling stockholders affiliated with our Former Sponsors to repurchase 1,000,000 shares of common stock from such selling stockholders in a private transaction, which closed concurrently with a secondary offering, at $30.36 per share, which was the price at which the shares of common stock were sold to the public in the secondary offering, less underwriting discounts and commissions, for an aggregate purchase price of approximately $30.4 million.

The terms and conditions of the stock repurchase were reviewed and approved by a committee of our Board of Directors comprised of directors who were not affiliated with the selling stockholders.

Related Person Transactions Policy

The Company has a written policy regarding the review and approval of any transactions with related persons. Under such policy, all transactions with related persons must be approved or ratified by our Audit Committee or, upon determination by the Audit Committee, by a majority vote of all disinterested members of our Board. For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K, including all relationships and related person transactions between us and (i) our directors, director nominees or executive officers (other than compensatory transactions dealt with by the Compensation Committee), (ii) any 5% record or beneficial owner of our common stock, (iii) any immediate family member of any person specified in (i) and (ii) above or (iv) an entity that is either wholly or substantially owned or controlled by someone specified in (i), (ii) or (iii) above.

In considering whether to approve or ratify any related person transaction, the Audit Committee or the disinterested members of the Board, as the case may be (the “Reviewing Directors”), shall consider all factors that are relevant to the related person transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Each director and each Executive Officer of the Company shall advise the Chairman of the Audit Committee of any related person transaction of which he or she becomes aware. The Chairman of the Audit Committee shall have the power to approve or ratify any such related person transaction, provided that he or she is not a party thereto. Alternatively, the Audit Committee shall consider such related person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose, unless the Audit Committee determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board, in which case such disinterested members of the Board shall consider such related person transaction at the Board’s next regularly scheduled meeting or, if they deem it advisable, prior thereto at an interim meeting called for such purpose.

If a related person transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related person to see that they are in compliance with the Committee’s guidelines and that the related person transaction remains appropriate.

Certain types of transactions, such as transactions involving rates determined by competitive bids, certain transactions in the ordinary course, and transactions in which the related party’s interest arises solely from ownership of a class of our securities or a less than ten percent equity or limited partnership interest in other entities, are deemed to be pre-approved even if such transactions would be deemed to be “related party transactions” pursuant to the criteria described above.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and the Audit Committee recommend that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016. The Audit Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Audit Committee and the Board of Directors recommend a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

Deloitte & Touche LLP serves as our independent registered public accounting firm. The following table presents fees paid for the audit of our annual consolidated financial statements and all other professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2015 and 2014.

	For the Years Ended December 31,
	2015	2014
Audit fees	$1,351,564	$1,492,185
Audit-related fees	615,900	865,795
Tax fees	789,396	292,678

Total fees	$2,756,860	$2,650,658

Audit Fees

With regard to the years ended December 31, 2015 and 2014, audit fees paid to Deloitte & Touche LLP consisted principally of the audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly consolidated financial statements and audits of the Company’s subsidiaries required by statute or otherwise.

Audit-Related Fees

With regard to the year ended December 31, 2015, audit-related fees paid to Deloitte & Touche LLP consisted principally of procedures performed for advisory services for the assessment of adopting Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, advisory services in preparing our responses to comment letters received from the SEC, certain agreed upon procedures, procedures performed for our equity offerings, service auditor reports, and the audit of our 401(k) Plan. With regard to the year ended December 31, 2014, audit-related fees paid to Deloitte & Touche LLP consisted principally of procedures performed for the carve-out audit of the sale of certain of our agent-based businesses, certain agreed upon procedures, procedures performed for our debt offering, service auditor reports, and the audit of our 401(k) Plan.

Tax Fees

With regard to the years ended December 31, 2015 and 2014, tax fees consisted principally of tax consultations, state tax planning, due diligence assistance on certain acquisitions, research and development analysis and international tax research and consultation.

All Other Fees

No fees were billed by Deloitte & Touche LLP to the Company for products and services rendered in 2015 and 2014, other than the Audit Fees, Audit-Related Fees and Tax Fees described in the preceding paragraphs.

The services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from Deloitte & Touche LLP, that the provision of such services has not adversely affected Deloitte & Touche LLP’s independence.

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided to the Company by its independent registered public accounting firm, subject to any exceptions in the Exchange Act. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals, provided that any decisions of such member or members to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.

Attendance at Annual Meeting

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2015, will attend the virtual Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At the 2014 Annual Meeting, stockholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. The Board recommended that a say-on-pay vote be held annually, and an overwhelming majority of stockholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, the advisory vote to approve named executive officer compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency of future say-on-pay votes. This is the third consecutive year that the Company is asking stockholders to vote on this type of proposal, known as a “say-on-pay” proposal. At the 2015 Annual Meeting, approximately 67% of the total votes cast were voted in favor of the Company’s say-on-pay proposal.

As described in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” in this proxy statement, we believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of West’s named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” the Summary Compensation Table and the other related disclosure and tables.”

The Board of Directors recommends a vote FOR approval of the resolution above relating to the compensation of the Company’s named executive officers.

PROPOSAL 4— PROPOSAL TO APPROVE AN AMENDMENT TO THE WEST CORPORATION AMENDED AND RESTATED 2013 EMPLOYEE STOCK PURCHASE PLAN

General

The West Corporation 2013 Employee Stock Purchase Plan was originally approved by the Board of Directors and the Company’s stockholders on March 8, 2013, and was amended and restated effective as of September 10, 2013 (as amended from time to time, the “ESPP”). On January 28, 2016, the Board approved an amendment to the ESPP to increase the number of shares available under the ESPP by 1,000,000 shares of common stock, subject to stockholder approval (the “ESPP Amendment”).

The purpose of the ESPP is to provide eligible employees of the Company and its participating subsidiaries with an opportunity to purchase shares of common stock of the Company through accumulated payroll deductions or other permitted contributions.

Increase in Available Shares

At the Annual Meeting, stockholders will be requested to approve the ESPP Amendment to increase the number of shares available for issuance under the ESPP by 1,000,000 shares. At current participation levels, we estimate that, in the absence of the approval of the increase in the number of shares of common stock that may be offered under the ESPP, all such shares would be substantially exhausted by July 1, 2017. If the ESPP Amendment is approved, the number of shares available under the ESPP will be increased by 1,000,000. We believe that this increase in the number of shares available under the ESPP will enable eligible persons to participate under the ESPP until approximately 2019 based on current participation levels and the current price of our common stock.

Description of the ESPP

The following is a description of the terms of the ESPP, as proposed to be amended. This description is qualified in its entirety by reference to the plan document, as proposed to be amended, a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference.

Shares Available. The ESPP currently permits the Company to offer up to 1,000,000 shares of our authorized but unissued common stock, subject to adjustment in the event of certain changes in capitalization of the Company. As of March 1, 2016, 629,422 shares have already been sold to employees and only 370,578 shares remain available under the ESPP, and it is anticipated that all available shares under the ESPP will be purchased by July 1, 2017, based on current participation levels and the current price of our common stock. If stockholders approve the ESPP Amendment to increase the number of shares available for issuance under the ESPP, a total of 2,000,000 shares would be available under the ESPP, subject to adjustment in the event of certain changes in capitalization of the Company. This represents an increase of 1,000,000 shares over the number of shares that would have been available in the absence of the approval of the ESPP Amendment. The closing price of a share of our common stock on March 24, 2016 was $21.98.

Eligibility. All employees of the Company and certain participating subsidiaries (i.e., any individual who renders services to the Company or to a participating subsidiary pursuant to an employment relationship with such employer) are eligible to participate in the ESPP as of the first trading day of an offering period on which an employee first meets all of the following requirements: (i) the employee’s customary period of employment with the Company or a participating subsidiary is for 20 or more hours per week; (ii) the employee’s customary period of employment with the Company or a participating subsidiary is for more than five (5) months in any calendar year; and (iii) the employee has been employed by the Company or a subsidiary of the Company for not less than three (3) months. As of March 1, 2016, approximately 8,500 employees would be eligible to participate in the ESPP.

Administration. The ESPP provides that the Compensation Committee will administer the ESPP. The Compensation Committee has the power to construe the provisions of the ESPP, to determine all questions arising under the ESPP and to adopt and amend such rules and regulations for administering the ESPP as the Compensation Committee deems desirable. The Compensation Committee may delegate to any committee, person (whether or not an employee of the Company or a participating subsidiary) or entity any of its responsibilities or duties under the ESPP.

Operation of the ESPP. Eligible employees may become participants in the ESPP by making an election during an enrollment period to contribute a percentage of their compensation to an account through payroll deductions. Such payroll deductions for a participant with respect to an offering period will commence on the first pay date in the applicable offering period and will end on the last pay date in such offering period, unless otherwise determined by the Compensation Committee. At the time a participant elects to participate in the ESPP with respect to an offering period, he or she will elect to have payroll deductions made on each payday during the offering period in an amount, designated as a whole percentage, not less than 1% and not exceeding 50% of the compensation which the participant receives on each payday during the offering period. During the enrollment period, a participant may increase or decrease the rate of payroll deductions for the offering period commencing immediately following the end of such enrollment period. However, during an offering period, a participant may not increase or decrease his or her payroll deductions applicable to such offering period. The latest payroll deduction election made by the participant during an enrollment period will remain in effect through the duration of the following offering period. Except as otherwise determined by the Compensation Committee, the maximum number of shares of common stock that can be purchased by a participant during a calendar year or an offering period may not exceed 2,000. In addition, for each calendar year, no participant will be entitled to purchase shares of common stock under the ESPP at a rate which exceeds $25,000 in fair market value, determined as of the date of grant (or such other limit as may be imposed by U.S. tax law). All payroll deductions and other permitted contributions made by a participant will be credited to his or her account under the ESPP. A participant’s election under the ESPP which is in effect as of the last day of an offering period will continue in effect for the following offering period unless the participant affirmatively increases or decreases the rate of his or her payroll deductions.

On the first trading day of each offering period, each eligible employee participating in such offering period will be granted an option to purchase on the last trading day of such offering period, at an amount equal to 85% of the fair market value of a share of common stock as of the last trading day of the offering period, up to a number of whole shares of common stock determined by dividing such employee’s payroll deductions and other permitted contributions accumulated during such offering period and retained in the participant’s account as of the purchase date by the applicable purchase price. A participant’s option for the purchase of common stock will be exercised automatically on the last trading day of the offering period, and the maximum number of whole shares subject to the option will be purchased for such participant at the applicable purchase price with the accumulated payroll deductions and other permitted contributions in his or her account. No fractional shares of common stock will be purchased, and any payroll deductions or other permitted contributions accumulated in a participant’s account which are not sufficient to purchase a full share will, unless otherwise determined by the Compensation Committee, be returned to the participant. Any other monies left over in a participant’s account after the purchase date will be returned to the participant.

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the ESPP will be assumed or an equivalent option will be substituted by such successor corporation (or a parent or subsidiary of such successor corporation), unless the Board or Compensation Committee determines to shorten the offering period then in progress by setting a new purchase date or to cancel each outstanding option and refund all sums collected from participants during the offering period then in progress. If the Board or Compensation Committee shortens the offering period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Company will notify each participant in writing, at least ten business days prior to the new purchase date, that the purchase date for such participant’s option has been changed to the new purchase date and that such participant’s option will be exercised automatically on the new purchase date.

Amendments and Termination. The Board or the Compensation Committee may at any time and for any reason terminate or amend the ESPP. Except for amendments relating to certain adjustments upon changes in capitalization, dissolutions, mergers or asset sales, no amendment or termination may make any change in any option previously granted which adversely affects the rights of a participant. Without stockholder consent and without regard to whether any participant’s rights may be considered to have been “adversely affected,” the Compensation Committee is entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the Compensation Committee determines in its sole discretion advisable which are consistent with the ESPP.

Federal Income Tax Consequences

The following discussion briefly summarizes certain U.S. federal income tax consequences to participants under the ESPP. The discussion is based upon current interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. This summary describes the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state, local and non-U.S. taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, no taxable income is recognized by the participant with respect to shares purchased under the ESPP either at the time of enrollment or at any purchase date at the end of an offering period.

If the participant disposes of shares purchased pursuant to the ESPP (i) more than two years from the applicable date of grant and (ii) more than one year from the applicable purchase date, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 15% of the fair market value of the shares on the date of grant (i.e., the first day of the offering period). Any gain on the disposition in excess of the amount treated as ordinary income will be long-term capital gain. The Company is not entitled to take a deduction for the amount of the discount in the circumstances indicated above.

If the participant disposes of shares purchased pursuant to the ESPP within two years after the date of grant or one year after the purchase date if later, the employee will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. The Company is entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.

Required Vote

The approval of the ESPP Amendment requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person via the webcast or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

The Board of Directors recommends stockholders vote FOR approval of the Amendment to the West Corporation Amended and Restated 2013 Employee Stock Purchase Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2015 concerning the shares of the Company’s Common Stock that may be issued under existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Plan category	(a)	($) (b)	(c)
Equity compensation plans approved by security holders:
2013 Long-Term Incentive Plan Stock Options	358,582	23.02	5,868,283
2013 Employee Stock Purchase Plan	-	-	442,604
2006 Executive Incentive Plan Stock Options	1,921,448	28.42	-
Nonqualified Deferred Compensation Plan(1)	1,318,044	-	1,710,050
Equity compensation plans not approved by security holders:	-	-	-

Total	3,598,074		8,020,937

(1) Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors and other highly compensated employees who are approved for participation by the Compensation Committee of our Board of Directors may elect to defer their bonus and up to 50% of their salary, with such bonus and salary deferrals not to exceed $500,000. In accordance with the terms of the plan, such deferred compensation will be notionally invested in the same investments made available to participants of the 401(k) plan or our common stock. We match a percentage (50% in 2015) of any amounts notionally invested in our common stock, where matched amounts are subject to a five-year vesting schedule with 20% vesting each year after the individual first participates in the Deferred Compensation Plan. At December 31, 2015, the notionally granted common stock under the Deferred Compensation Plan, including both vested and unvested common stock was 1,318,044 shares.

REPORT OF THE AUDIT COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2015. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement on PCAOB Auditing Standard No. 16, Communications with Audit Committees, including its judgments as to the quality of the Company’s financial reporting. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Gregory T. Sloma, Chair

Lee Adrean

Diane E. Offereins

Paul R. Garcia (former member)

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies (or their substitutes) acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2015 Annual Report on Form 10-K is being furnished to stockholders concurrently herewith.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company’s Secretary at West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154 no later than December 8, 2016, unless the date of our 2017 Annual Meeting is more than 30 days before or after May 17, 2017, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2017 Annual Meeting. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement for our 2017 Annual Meeting, timely notice of any stockholder proposal must be received by us in accordance with our Second Amended and Restated Bylaws no earlier than January 17, 2017 nor later than February 16, 2017, unless the date of our 2017 Annual Meeting is more than 30 days before or 60 days after May 17, 2017, in which case notice by the stockholder to be timely must be received no earlier than 120 days prior to the date of the 2017

Annual Meeting nor later than the later of (i) 90 days prior to the 2017 Annual Meeting and (ii) 10 days after the earlier of (A) the day on which notice of the date of the 2017 Annual Meeting was mailed or (B) the day on which public disclosure of the date of the 2017 Annual Meeting was made. Such notice must contain the information required by our Second Amended and Restated Bylaws.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised. If you attend the virtual stockholders meeting, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares.

By Order of the Board of Directors,

Thomas B. Barker Chief Executive Officer and Chairman of the Board
April 7, 2016

WEST CORPORATION 11808 MIRACLE HILLS DRIVE OMAHA, NE 68154	Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WSTC2016.

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E04693-P75303	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEST CORPORATION

The Board of Directors recommends a vote FOR the following:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Laura A. Grattan	☐	☐	☐

	1b. Paul R. Garcia	☐	☐	☐

	1c. Gregory T. Sloma	☐	☐	☐

The Board of Directors Recommends a Vote “FOR” Items 2 through 4:		For	Against	Abstain

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

4.	Approval of Amendment to Amended and Restated 2013 Employee Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WEST CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 17, 2016

10:00 a.m. Central Time

Attend our Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/WSTC2016.

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2016.

If no choice is specified, the proxy will be voted “FOR” the election of directors set forth in Item 1 AND “FOR” Items 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Thomas B. Barker and David C. Mussman, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Annual Meeting Information

Time and Date:	10 a.m. Central Time on May 17, 2016

Virtual Meeting:	Live webcast through the link www.virtualshareholdermeeting.com/WSTC2016

Record Date:	March 24, 2016

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Form 10-K are available at www.proxyvote.com.